EXHIBIT 2.3
EXECUTION COPY
This Stock Purchase Agreement has been filed to provide investors with information regarding its terms. It is not intended to provide any other factual information about Titanium Asset Management Corp., National Investment Services, Inc., NIS Holdings, Inc. or the Shareholders of NIS Holdings, Inc. The representations and warranties of the parties in this Stock Purchase Agreement were made to, and solely for the benefit of, the other parties. The assertions embodied in the representations and warranties are qualified by information included in disclosure schedules exchanged by the parties that may modify or create exceptions to the representations and warranties. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.
STOCK PURCHASE AGREEMENT
BY AND AMONG
TITANIUM ASSET MANAGEMENT CORP.,
NATIONAL INVESTMENT SERVICES, INC.,
NIS HOLDINGS INC.
AND
THE SHAREHOLDERS OF NIS HOLDINGS INC.
Dated as of February 28, 2008

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(continued)

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(continued)

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(continued)

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EXHIBITS

Exhibit A:	Shares
Exhibit B:	Form of Notice to Clients whose Investment Advisory Contracts Require Written Consent
Exhibit C:	Form of Notice to Clients whose Investment Advisory Contracts Require Consent
Exhibit D:	Form of Shareholder Release
Exhibit E-1:	Form of Employment Agreement for Robert E. Kelly, Jr.
Exhibit E-2:	Form of Employment Agreement for Robert J. Seifert
Exhibit E-3:	Form of Employment Agreement for Robert P. Brooks
Exhibit E-4:	Form of Employment Agreement for Norman E. Sidler
Exhibit E-5:	Form of Employment Agreement for Kent J. White
Exhibit F:	Voting Support Agreements
SCHEDULES

Schedule 2.5(a):	Agreed Principles to Determine Estimated Closing Retained Earnings
Schedule 2.6(a)	Principles to Determine the Revenue Computation Statement
Schedule 2.7(a):	Principles and Methodologies to Determine Net Present Value of Tax Benefits as of the Closing Date
Schedule 2.7(b):	Principles and Methodologies to Determine Asset Sale Variable Benefit
Schedule 2.8:	Purchase Price Allocation
Schedule 4.3(b):	Capitalization
Schedule 4.3(c)	Liabilities of the Seller
Schedule 4.5(b):	Stock Certificate Books and Transfer Ledgers
Schedule 4.6(a):	No Conflicts
Schedule 4.6(b):	Consents and Waivers for Company
Schedule 4.9:	Absence of Changes
Schedule 4.10:	Taxes
Schedule 4.11(a):	Real Property
Schedule 4.12(a):	Leases of Personal Property
Schedule 4.13(a):	Intellectual Property
Schedule 4.13(b):	Software
Schedule 4.14:	Contracts
Schedule 4.15(a):	Employee Benefits Plans
Schedule 4.15(g):	Present Value of Benefits
Schedule 4.15(p):	Post-Employment Benefits
Schedule 4.16:	Employees and Labor
Schedule 4.17:	Litigation
Schedule 4.18:	Permits
Schedule 4.19:	Compliance with Securities Laws
Schedule 4.20:	Compliance with Laws
Schedule 4.23:	Insurance
Schedule 4.24:	Environmental
Schedule 4.26:	Related Party Transactions
Schedule 4.27(a):	Clients and Sponsors

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Schedule 4.27(b):	Compliance with Investment Advisory Contracts
Schedule 4.28:	Bank Accounts and Safe Deposit Boxes
Schedule 4.29:	Wrap Programs
Schedule 4.31(a):	NIS Funds
Schedule 4.31(g):	Plan Assets
Schedule 4.32:	Financial Advisor
Schedule 4A.5	Eligible S Corporation Shareholders
Schedule 8.1(e):	Directors, Managers and Officers
Schedule 9.2(a)(iii)	Additional Indemnifiable Matters

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STOCK PURCHASE AGREEMENT
          THIS STOCK PURCHASE AGREEMENT, dated as of February 28, 2008 (this “Agreement”), by and among Titanium Asset Management Corp., a Delaware corporation (the “Purchaser”), National Investment Services, Inc., a Wisconsin corporation (the “Company”), NIS Holdings Inc., a Wisconsin corporation (the “Seller”), and the shareholders of the Seller listed on the signature pages hereof (the “Shareholders” and together with the Seller, the “Seller Parties” and each a “Seller Party”)
WITNESSETH:
          WHEREAS, the Seller is the sole owner and holder of an aggregate of 1,500 shares of capital stock of the Company, $0.10 par value per share, designated as Common Stock (with voting privileges) (the “Common Shares”) and 2,336 shares of capital stock of the Company, $0.10 par value per share, designated as Class A Common Stock (without voting privileges) (the “Class A Shares” and, together with the Common Shares, the “Shares”), which constitute all of the issued and outstanding shares of capital stock of the Company;
          WHEREAS, the Shareholders are the owners and holders of all of the issued and outstanding shares of capital stock of the Seller;
          WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Shares for the purchase price and upon the terms and conditions hereinafter set forth;
          WHEREAS, the parties hereto intend the transaction contemplated by this Agreement to be treated as a sale of the Company’s assets for U.S. federal income tax purposes pursuant to Treas. Reg. § 1.1361-5(b)(3), Ex. 9 and Revenue Ruling 2004-85; and
          WHEREAS, certain terms used in this Agreement are defined in Section 10.1.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
AGREEMENT:
ARTICLE I
SALE AND PURCHASE OF SHARES
          1.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares owned by the Seller free and clear of all Liens. The number of Shares to be sold are set forth on Exhibit A.

ARTICLE II
PURCHASE PRICE AND PAYMENT
          2.1 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Shares shall be the sum of:
          (a) Closing Payment. The amount (the “Closing Payment”) calculated as follows and payable in accordance with Section 2.2(a):
          (i) $24,000,000; plus
          (ii) the amount of the Estimated Net Retained Earnings determined pursuant to Section 2.5(a); plus
          (iii) the amount, if any, determined pursuant to Section 2.7(a),
          (b) Deferred Payments. For each of the fiscal years ending December 31, 2008 and 2009, the amount (each a “Deferred Payment”) calculated as follows:
          (i) $1,000,000 (the “Fixed Deferred Payment”); plus
          (ii) the amount, if any, of the Variable Deferred Payment for such period calculated in accordance with Section 2.6(b); plus
          (iii) fifty percent (50%) of the Asset Sale Variable Benefit, if any, determined pursuant to Section 2.7(b),
          2.2 Payment of the Purchase Price. The Purchase Price shall be payable as follows:
          (a) Payments At Closing. At the Closing, the Purchaser shall:
          (i) pay the Payoff Amount to the Holders in accordance with Section 2.3(a);
          (ii) pay the Company Transaction Costs to the Service Providers in accordance with Section 2.3(b); and
          (iii) pay the balance of the Closing Payment to the Seller to an account designated by the Seller not later than two Business Days prior to the Closing Date.
          (b) Deferred Payments.
          (i) Fixed. The Purchaser shall pay to the Seller, in immediately available funds to an account designated by the Seller not later than two Business Days prior to the date of payment, the Fixed Deferred Payment for fiscal years 2008 and 2009 within five (5) Business Days following completion of the audited financial statements of the Company for 2008 and 2009, respectively.
          (ii) Variable. Within thirty (30) days following the final determination of the Variable Deferred Payment pursuant to Sections 2.6(a) and (b) for the applicable period, the Purchaser shall pay to the Seller the Variable Deferred Payment for such period (the cash portion thereof to an account designated by the Seller).
          (iii) Asset Sale. Within thirty (30) days following the final determination of the Asset Sale Variable Benefit pursuant to Section 2.7(b) for the applicable period, the Purchaser shall pay to the Seller fifty percent (50%) of the Asset Sale Variable Benefit for such period (the cash portion thereof to an account designated by the Seller).
          2.3 Company Indebtedness; Transaction Costs.
          (a) Company Indebtedness. To the extent not paid by the Company prior to Closing, the aggregate amount of all Indebtedness of the Company, including all principal, interest, fees, prepayment penalties and other amounts due or owing with respect thereto (collectively, the “Payoff Amount”), shall be paid by the Purchaser on behalf of the Company to the holders thereof (the “Holders”) as payment in full of the Payoff Amount. At least two (2) Business Days prior to the Closing Date, the Seller shall designate to the Purchaser in writing (i) the aggregate payments necessary to be made in order for the Payoff Amount to be paid in full on and as of the Closing Date, (ii) the names of the Holders to whom such payments are to be made, and (iii) the account information therefor.
          (b) Transaction Costs. To the extent not paid by the Company prior to Closing, the aggregate amount of any costs, fees and expenses incurred by the Company and the Seller in connection with the negotiation, execution and delivery of, and performance under, this Agreement and the Transactions, including fees and costs of professionals (the “Company Transaction Costs”) such as attorneys, accountants, bankers, brokers and financial advisors (the “Service Providers”), shall be paid by the Purchaser on behalf of the Company and the Seller to the Service Providers as payment in full of the Company Transaction Costs. At least two (2) Business Days prior to the Closing Date, the Seller shall designate to the Purchaser in writing (i) the aggregate payments necessary to be made in order for all Company Transaction Costs to be paid in full on and as of the Closing Date, (ii) the names of the Service Providers to whom such payments are to be made, and (iii) the account information therefor. For the avoidance of doubt, fees incurred by the Purchaser in respect of any audit of the Company’s financial statements for fiscal years ended December 31, 2005, 2006 or 2007 shall be excluded from Company Transaction Costs.
          2.4 Closing Cash and Cash Equivalents. Prior to the Closing, the Seller may receive from the Company by way of dividends, distributions or otherwise all cash and cash equivalents owned or held by or for the benefit of the Company prior to and as of the Closing, all of which are and shall be the sole property of the Seller (except to the extent such cash and cash equivalents are applied at Closing to reduce the Payoff Amount).
          2.5 Retained Earnings Distribution.
          (a) Closing Distribution. Not later than five (5) Business Days prior to the Closing Date, the Company shall cause to be prepared and delivered to the Purchaser a statement (the “Estimated Closing Statement”) setting forth its good faith estimate of the Closing Net Retained Earnings (the “Estimated Net Retained Earnings”). The Estimated Closing Statement shall be prepared in accordance with GAAP and the accounting principles set forth on Schedule 2.5(a) (the “Agreed Principles”). At the Closing, the Purchaser shall pay to the Seller the amount of the Estimated Net Retained Earnings.
          (b) Post-Closing Adjustment.
          (i) As promptly as practicable but in any event no later than sixty (60) days after the Closing Date, the Purchaser shall deliver to the Seller a statement (the “Final Closing Statement”) setting forth its calculation of the Closing Net Retained Earnings and any differences between such amount and the Estimated Net Retained Earnings. The Final Closing Statement shall be prepared in accordance with GAAP and the Agreed Principles.
          (ii) If the Seller disagrees with the Purchaser’s calculation of the Closing Net Retained Earnings as set forth in the Final Closing Statement, the Seller may within thirty (30) days after delivery of the Final Closing Statement deliver a notice to the Purchaser disagreeing with such calculation and setting forth the Seller’s calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which the Seller disagrees, and the Shareholders’ Representative shall be deemed to have agreed with all other items and amounts contained in the Final Closing Statement and the calculation of Closing Net Retained Earnings set forth therein.
          (iii) If the Seller duly delivers to the Purchaser a notice of disagreement pursuant to Section 2.5(b)(ii), the Purchaser and the Seller shall, during the fifteen (15) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Net Retained Earnings, which amount shall not be less than the amount thereof shown in the Purchaser’s calculation delivered pursuant to Section 2.5(b)(i) nor more than the amount thereof shown in the Seller’s calculation delivered pursuant to Section 2.5(b)(ii). If during such period, the Purchaser and the Seller are unable to reach such agreement, they shall promptly thereafter cause Deloitte & Touche LLP (the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Net Retained Earnings (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). In making such calculation, the Accounting Referee shall consider only those items or amounts in the Final Closing Statement and the Purchaser’s calculation of Closing Net Retained Earnings as to which the Seller has disagreed. The Accounting Referee shall deliver to the Purchaser and the Seller, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon the Purchaser and the Seller. The cost of such review and report shall be borne equally by the Purchaser and the Seller.
          (iv) If the Final Net Retained Earnings exceeds Estimated Net Retained Earnings, the Purchaser shall pay to the Seller, as an adjustment to the Closing Payment, in the manner and with interest as provided in Section 2.5(b)(v), the amount of such excess. If the Estimated Net Retained Earnings exceeds the Final Net Retained Earnings, the Seller shall pay to the Purchaser, as an adjustment to the Closing Payment, in the manner and with interest as provided in Section 2.5(b)(v), the amount of such excess. The “Final Net Retained Earnings” means the Closing Net Retained Earnings (A) as shown in the Purchaser’s calculation delivered pursuant to Section 2.5(b)(i) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.5(b)(ii), or (B) if such a notice of disagreement is delivered, (x) as agreed by the Purchaser and the Seller pursuant to Section 2.5(b)(iii), or (y) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.5(b)(iii); provided, however, that in no event shall the Final Net Retained Earnings be more than the Seller’s calculation of Closing Net Retained Earnings delivered pursuant to Section 2.5(b)(ii) or less than the Purchaser’s calculation of the Closing Net Retained Earnings delivered pursuant to Section 2.4(b)(i).
          (v) Any payment pursuant to Section 2.5(b)(iv) shall be made within three (3) Business Days after the Final Net Retained Earnings has been determined by wire transfer of immediately available funds to the account for the benefit of the Seller which is provided by the Shareholders’ Representative or to the account of the Purchaser, as the case may be, as designated in writing thereby. The amount of any payment to be made pursuant to this Section 2.5(b)(v) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate of interest announced by JPMorgan Chase Bank from time to time as its base rate in New York City in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty five (365) days and the actual number of days elapsed.
          (c) The Purchaser and the Seller shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the closing statements and the calculations of the Closing Net Retained Earnings and in the conduct of the review referred to in this Section 2.5, including the making available to the extent necessary of books, records, work papers and personnel.

          2.6 Deferred Payments.
          (a) Preparation of 2008 and 2009 Income Statements.
          (i) As soon as practicable but in any event no later than March 31, 2009 and March 31, 2010, respectively, the Purchaser shall cause to be prepared and delivered to the Shareholders’ Representative (A) an audited income statement of the Company for the twelve (12) months ending December 31, 2008 and December 31, 2009, respectively (each, an “Income Statement”), which shall be prepared in accordance with GAAP and include all year-end accruals (on a pro-rated basis, if applicable) required in accordance with GAAP for financial statements as of the end of a fiscal year, and (B) a statement (a “Revenue Computation Statement”) setting forth the computation of the Company’s gross revenue (“Company Revenue”), as determined in accordance with GAAP and the accounting principles set forth on Schedule 2.6, for the twelve (12) months ending December 31, 2008 and December 31, 2009.
          (ii) If the Shareholders’ Representative disagrees with an Income Statement, a Revenue Computation Statement or any of the calculations set forth therein, the Shareholders’ Representative may within thirty (30) days after delivery of such Income Statement and Revenue Computation Statement deliver a notice to the Purchaser disagreeing therewith, setting forth the Shareholders’ Representative’s calculation of Company Revenue and specifying those items or amounts as to which the Shareholders’ Representative disagrees, and the Shareholders’ Representative shall be deemed to have agreed with all other items and amounts contained in such Income Statement and Revenue Computation Statement.
          (iii) If the Shareholders’ Representative duly delivers to the Purchaser a notice of disagreement pursuant to Section 2.6(a)(ii), the Purchaser and the Shareholders’ Representative shall, during the fifteen (15) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Company Revenue, which amount shall not be less than the amount thereof shown in the Purchaser’s calculation delivered pursuant to Section 2.6(a)(i) nor more than the amount thereof shown in the Shareholders’ Representative’s calculation delivered pursuant to Section 2.6(a)(ii). If during such period, the Purchaser and the Shareholders’ Representative are unable to reach such agreement, they shall promptly thereafter cause the Accounting Referee to review this Agreement and the disputed items or amounts for the purpose of calculating Company Revenue (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). In making such calculation, the Accounting Referee shall consider only those items or amounts in the Income Statement and Revenue Computation Statement and the Purchaser’s calculation of Company Revenue as to which the Shareholders’ Representative has disagreed. The Accounting Referee shall deliver to the Purchaser and the Shareholders’ Representative, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon the Purchaser and the Seller. The cost of such review and report shall be borne equally by the Purchaser and the Seller.

          (b) Determination of Variable Deferred Payments. For each of the fiscal years ending December 31, 2008 and 2009, the Purchaser shall pay the Seller an aggregate amount (in cash and, if applicable, shares of Purchaser Common Stock pursuant to Section 2.6(c)) as set forth in the applicable table below (each a “Variable Deferred Payment”):
Fiscal Year ending December 31, 2008

Final Company Revenue	Deferred Payment
Less than $10,500,000	$0

$10,500,000 to $11,499,999	The amount equal to the product of (A) the quotient determined by dividing Final Company Revenue by $11,500,000, and (B) $2,000,000

$11,500,000	$2,000,000

$11,500,001 to $12,500,000	The amount equal to the product of (A) the quotient determined by dividing Final Company Revenue by $11,500,000, and (B) $2,000,000

Greater than $12,500,000	$2,173,913
Fiscal Year ending December 31, 2009

Final Company Revenue	Deferred Payment
Less than $11,000,000	$0

$11,000,000 to $11,999,999	The amount equal to the product of (A) the quotient determined by dividing Final Company Revenue by $12,000,000, and (B) $2,000,000

$12,000,000	$2,000,000

$12,000,001 to $13,000,000	The amount equal to the product of (A) the quotient determined by dividing Final Company Revenue by $12,000,000, and (B) $2,000,000

Greater than $13,000,000	$2,166,667
By way of example, if Final Company Revenue during fiscal year ending December 31, 2008 is equal to $11,000,000, the Deferred Payment would be equal to: ($11,000,000/$11,500,000) * $2,000,000 = $1,913,043.48. If Final Company Revenue during fiscal year ending December 31,

2008 is equal to $12,000,000, the Deferred Payment would be equal to: ($12,000,000/ $11,500,000) * $2,000,000 = $2,086,956.52
          (c) Purchaser Common Stock. Each Variable Deferred Payment shall be paid to the Seller in cash and/or Purchaser Common Stock as shall be determined by the Purchaser in its sole discretion, but in no event shall payment in Purchaser Common Stock exceed fifty percent (50%) of the amount of such Variable Deferred Payment. Any payment in Purchaser Common Stock may be paid by the Purchaser by issuing such number of shares of common stock, par value $0.0001 per share (“Purchaser Common Stock”), of the Purchaser determined as follows:
          (i) the applicable Variable Deferred Payment determined in accordance with the foregoing; divided by
          (ii) the price per share equal to the average of the closing prices per share of the Purchaser Common Stock on the Alternative Investment Market of the London Stock Exchange (the “AIM”) (or such United States securities exchange or market on which the Purchaser Common Stock is then listed for trading or quoted) for the thirty (30) trading days ending on the date prior to the date on which such shares of Purchaser Common Stock are to be issued.
The Seller and each of the Shareholders, as a condition precedent to such issuance, agrees to enter into an agreement with the Purchaser and, if applicable, its nominated advisor to the AIM, pursuant to which the Seller shall agree to be subject to customary one (1) year “orderly market” restrictive sale provisions, and restrictions on resale imposed under United States securities laws and the rules and regulations of the United States securities exchange or market on which the Purchaser Common Stock is then listed for trading.
          2.7 Economic Benefit of the Asset Sale.
          (a) Closing and Fixed Deferred Payments. As soon as practicable following the date hereof, the Purchaser and the Seller shall use their commercially reasonable efforts to agree upon the amount which is equal to fifty percent (50%) of the Net Present Value of Tax Benefits as of the Closing Date, which amount shall be calculated in accordance with the rules set forth on Schedule 2.7(a).
          (b) Variable Deferred Payments. As soon as practicable but in any event no later than thirty (30) days following the determination of the Final Company Revenue for each of the years ended December 31, 2008 and 2009, if the Purchaser shall be required to make a Variable Deferred Payment, the Purchaser shall cause to be prepared and delivered to the Shareholders’ Representative a statement (an “Asset Sale Benefit Computation Statement”) setting forth the computation of the Net Present Value of Tax Benefits as of the date of payment of the Variable Deferred Payment for such period which is calculated in accordance with the rules set forth on Schedule 2.7(b) (the “Asset Sale Variable Benefit”).

          (c) Failure to Agree. If the Purchaser and the Shareholders’ Representative are unable to reach agreement on the calculations set forth in (a) or (b) above within thirty (30) days of the applicable date, they shall promptly thereafter cause the Accounting Referee to review this Agreement and the disputed items or amounts. In making such calculation, the Accounting Referee shall consider only those items or amounts as to which the Shareholders’ Representative and the Purchaser have disagreed. The Accounting Referee shall deliver to the Purchaser and the Shareholders’ Representative, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon the Purchaser and the Seller. The cost of such review and report shall be borne equally by the Purchaser and the Seller.
          2.8 Purchase Price Allocation. The parties hereto agree that the Purchase Price shall be allocated to the Company’s assets in accordance with Schedule 2.8. Each party covenants to report gain or loss or cost basis, as the case may be, in a manner consistent with Schedule 2.8 for all federal and state Tax purposes. As soon as practicable, but no later than 120 days after the Closing Date, but subject to finalization of the Purchase Price under Sections 2.5 and 2.7(a), the Shareholder’s Representative and the Purchaser shall exchange mutually acceptable and completed IRS Form 8594 which shall be used by all parties hereto to report the transactions contemplated by this Agreement to the Internal Revenue Service in accordance with such allocations.
ARTICLE III
CLOSING AND TERMINATION
          3.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in Section 1.1 (the “Closing”) shall take place at 10:00 a.m. at the offices of Orrick, Herrington & Sutcliffe LLP located at 666 Fifth Avenue, New York, NY 10103 (or at such other place as the parties may designate in writing) on the date that is not more than three (3) Business Days following the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 (other than any condition which, by its nature, shall occur at the Closing, subject to its occurrence at the Closing) unless another time, date or place is agreed upon in writing by the Seller and the Purchaser. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”
          3.2 Termination of Agreement. This Agreement may be terminated prior to the Closing only as follows:
          (a) at the election of the Seller on or after April 15, 2008 or at the election of the Purchaser on or after June 15, 2008, in either case if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not then in material default of any of its obligations hereunder;

          (b) by mutual written consent of the Shareholders’ Representative and the Purchaser;
          (c) by the Seller or the Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence);
          (d) by the Purchaser if the condition set forth in Section 7.1(a) cannot be fulfilled; provided, however, that the Purchaser must exercise the right to terminate this Agreement in this Section 3.2(d) within ten (10) Business Days of becoming aware that the condition set forth in Section 7.1(a) cannot be fulfilled and that if such right is not exercised within such period, such right shall be terminated and the Purchaser shall be deemed to have waived the condition set forth in Section 7.1(a) (for the avoidance of doubt, any such waiver shall not limit any claim for indemnification pursuant to Article IX); or
          (e) by either the Purchaser or the Seller, if, at the meeting of the stockholders of the Purchaser (including any adjournments thereof), this Agreement and the Transactions shall fail to be approved and adopted by the affirmative vote of the holders of Purchaser Common Stock required under the Purchaser’s certificate of incorporation, by-laws or Applicable Law.
          3.3 Procedure Upon Termination. In the event of termination and abandonment by the Purchaser or the Shareholders’ Representative, or both, pursuant to Section 3.2, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by the Purchaser, Shareholders’ Representative or the Seller Parties. If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the Transactions, whether so obtained before or after the execution hereof, to the party furnishing the same.
          3.4 Effect of Termination. In the event this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement, other than pursuant to this Section 3.4, Section 6.11 and Article X (which shall survive and any obligations therein shall remain enforceable hereunder), after the date of such termination and such termination shall be without liability to the Purchaser, the Company, the Shareholders’ Representative or any Seller Parties; provided, however, that nothing in this Section 3.4 shall relieve the Purchaser or any Selling Party of any liability for a breach of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER
PARTIES
          The Company and the Seller Parties, jointly and severally, hereby represent and warrant to the Purchaser as follows:
          4.1 Organization and Good Standing. Each of the Company and the Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its respective businesses as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized could not reasonably be expected to have a Material Adverse Effect.
          4.2 Authorization of Agreement. Each of the Company and the Seller has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company and/or the Seller in connection with the consummation of the Transactions (together with this Agreement, the “Seller Documents”), and to consummate the Transactions. The execution, delivery and performance by each of the Company and the Seller of this Agreement and each of the Seller Documents has been duly authorized by all necessary corporate action on behalf of the Company and the Seller, as applicable. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each of the Company and the Seller and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of each of the Company and the Seller, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          4.3 Capitalization of the Company.
          (a) The authorized capital stock of the Company consists of 56,000 shares of common stock, $0.10 par value per share, of which 28,000 shares are Common Shares and 28,000 shares are Class A Shares. As of the date hereof, there are 1,500 Common Shares issued and outstanding, 2,336 Class A Shares issued and outstanding and no shares held by the Company as treasury stock. All of the issued and outstanding shares of Common Shares and Class A Shares were duly authorized for issuance and are validly issued, fully paid and non-assessable.

          (b) Except as set forth on Schedule 4.3(b),there is no existing option, warrant, call, right, commitment or other agreement of any character to which the Seller or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Neither the Seller nor the Company is a party to any voting trust or other voting agreement with respect to any of the Shares or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of the Company.
          (c) Other than actions taken in connection with the formation of the Seller and the acquisition of the Shares, the Seller has taken no action and conducted no business. The Seller holds no assets other than the Shares and, except as set forth on Schedule 4.3(c), does not have any Liabilities.
          (d) Prior to the date of this Agreement, the Shareholders owned all of the Shares. The Shareholders formed the Seller by contributing or exchanging the Shares for shares of the Seller pursuant to a plan of reorganization, resulting in the Company becoming a wholly owned subsidiary of the Seller. Options to purchase shares of the Company’s capital stock became options to purchase shares of capital stock of the Seller, resulting in the cancellation or substitution of all of the outstanding options to purchase shares of the Company’s capital stock.
          4.4 No Subsidiaries. The Company does not, directly or indirectly, own any stock or other equity interest in any other Person.
          4.5 Corporate Records.
          (a) The Company has made available to the Purchaser true, correct and complete copies of the articles of incorporation (certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and bylaws (certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Company.
          (b) The minute books of the Company previously made available to the Purchaser contain records of certain meetings and reflect corporate action of the shareholders and board of directors (including committees thereof) of the Company. Except as set forth on Schedule 4.5(b), the stock certificate books and stock transfer ledgers of the Company previously made available to the Purchaser are true, correct and complete. All stock transfer and other similar taxes levied or payable with respect to all transfers of shares of the Company prior to the date hereof have been paid and, if applicable, appropriate transfer tax stamps affixed.

          4.6 Conflicts; Consents of Third Parties.
          (a) Except as set forth on Schedule 4.6(a), none of the execution and delivery by the Company or the Seller of this Agreement and the Seller Documents, the consummation of the Transactions, or compliance by each of the Company or the Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company or the Seller, as applicable, to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company or the Seller, as applicable, under any provision of (i) the articles of incorporation and bylaws of the Company or the Seller, as applicable; (ii) any Contract or Permit to which the Company or the Seller, as applicable, is a party or by which any of the properties or assets of the Company or the Seller, as applicable, are bound; (iii) any Order of any court of competent jurisdiction, Governmental Body or arbitrator applicable to the Company or the Seller, as applicable, or any of the properties or assets of the Company or the Seller, as applicable, as of the date hereof; or (iv) any Applicable Law.
          (b) Except as set forth on Schedule 4.6(b), no Consent is required on the part of either the Company or the Seller in connection with the execution and delivery of this Agreement or the Seller Documents or the compliance by the Company or the Seller with any of the provisions hereof or thereof, the consummation of the Transactions or the taking of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company or the Seller, as applicable.
          4.7 Ownership and Transfer of Shares. The Seller is the record and beneficial owner of the Shares indicated as being owned by the Seller on Exhibit A, free and clear of any and all Liens.
          4.8 Financial Statements. All of the financial information provided or made available by the Company to the Purchaser or its agents or representatives prior to the date hereof was reasonably prepared on a basis reflecting management’s best assumptions and judgments as to the financial performance of the Company. The Company has provided or made available to the Purchaser and its representatives all such information requested by such Persons.
          4.9 Absence of Certain Developments. Except as related to the Transactions or as expressly contemplated by this Agreement or as set forth on Schedule 4.9, since the Balance Sheet Date (i) the Company has conducted the Business in all material respects only in the Ordinary Course of Business and in substantially the same manner as previously conducted and (ii) there has not been any event, change, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date:

          (i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $25,000 for any single loss or $100,000 for all such losses;
          (ii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Seller or the Company of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company;
          (iii) the Company has not awarded or paid any bonuses to employees of the Company with respect to the fiscal year ended December 31, 2007, except to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives (other than normal increases in the Ordinary Course of Business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company);
          (iv) there has not been any change by the Company in accounting or Tax reporting principles, methods or policies;
          (v) the Company has not made or rescinded any election relating to Taxes, settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or, except as may be required by Applicable Law, made any change to any of its methods of reporting income or deductions for income tax purposes from those employed in the preparation of its most recently filed income tax returns;
          (vi) the Company has not entered into any transaction or Contract or conducted its business, in any case other than in the Ordinary Course of Business;
          (vii) the Company has not failed to pay and discharge current liabilities in the Ordinary Course of Business except where disputed in good faith by appropriate proceedings;
          (viii) the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Seller Party or any Affiliate of any Seller Party;

          (ix) the Company has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;
          (x) the Company has not discharged or satisfied any Lien or paid any obligation or Liability (fixed or contingent), except in either case in the Ordinary Course of Business;
          (xi) the Company has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company;
          (xii) the Company has not made or committed to make any capital expenditures or capital additions or betterments in excess of $25,000 individually or $100,000 in the aggregate;
          (xiii) the Company has not issued, created, incurred, assumed or guaranteed any Indebtedness in an amount in excess of $25,000 in the aggregate;
          (xiv) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;
          (xv) the Company has not instituted or settled any material Legal Proceeding; and
          (xvi) neither the Seller nor the Company has agreed to do anything set forth in this Section 4.9.
          4.10 Taxes.
          Except as set forth on Schedule 4.10:
          (a) All Tax Returns required to be filed by or with respect to the Company on or before the Closing Date have been or will be duly and timely (including extensions) filed in the manner prescribed by Applicable Law. All such Tax Returns are true, correct and complete in all material respects, and the Company has made available true and correct copies of such Tax Returns with respect to taxable periods ending after December 31, 2003. All Taxes shown as due on all Tax Returns that have been filed were timely paid.
          (b) All material Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in full and the Company has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no Liens on any of the assets, rights or properties of the Company with respect to Taxes.
          (c) The Company has not requested any extension of time within which to file any Tax Return which Tax Return has not yet been filed. Since January 1, 2001, the Company has not waived any statute of limitations in respect of Taxes or granted any extension of time with respect to a Tax assessment or deficiency. Since January 1, 2001, the Company has not requested to enter into an agreement or waiver extending any statute of limitations in respect of Taxes.
          (d) Since January 1, 2001, the Company has not been the subject of an audit or other examination of Taxes by any Taxing Authority. There are no pending Tax audits and, since January 1, 2001, none have been threatened by any Taxing Authority with respect to the Company. Since January 1, 2001, the Company has not received any written notice from any Taxing Authority (nor, to the Knowledge of the Seller Parties, has the Company received any other notice from any taxing authority) relating to any issue which could affect the Tax Liability of the Company. Except for any payroll processor or similar entity, the Company has not granted any power of attorney that is currently in force with respect to any Taxes or Tax Returns.
          (e) The Company has never been a member of any affiliated, combined, consolidated or unitary group, including any affiliated group of corporations provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired. The Company has no liability for, or any indemnification or reimbursement obligation with respect to, Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision under Applicable Law), or (ii) as transferee or successor. Neither the Company nor any predecessor or affiliate thereof is a party to any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority) other than this Agreement or leases of real or personal property entered into in the Ordinary Course of Business (which, for the avoidance of doubt, shall not include sale and leaseback or similar transactions).
          (f) The Company has never been a party to or participated in any way in a transaction that could be described as a “listed transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4) or a substantially similar transaction, nor has any tax item or any tax strategy that has been derived from or related to any such transaction been reflected in any Tax Return of the Company.
          (g) The Company has never constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock that purported or intended to qualify in whole or in part under Section 355 of the Code.

          (h) The Company will not be subject to any Taxes that are not Income Taxes after the Closing Date as a result of any private letter ruling, “closing agreement,” determination, or similar agreement with any Taxing Authority, and to the Knowledge of the Seller Parties, the Company has not applied for any private letter ruling, closing agreement, determination or similar agreement with any Taxing Authority with respect to any Taxes that are not Income Taxes.
          (i) The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on (i) the date hereof and (ii) the Closing Date.
          (j) The Company has not had or maintained a permanent establishment in any country other than the United States.
          (k) Since its inception, the Company either (i) has an election to be treated as a qualified Subchapter S subsidiary (within the meaning of Section 1361(b)(3)(B) of the Code) for federal, Wisconsin, and Illinois income tax purposes, or (ii) qualified as an S corporation within the meaning of, and made a proper and timely election to be taxed under, Sections 1361 and 1362 of the Code and, where applicable, comparable elections for state and local income tax purposes, and the Company will continue to qualify as a qualified Subchapter S subsidiary up to and including the Closing Date. The Company has filed all of its Tax Returns consistent with such elections. None of the Company or the Seller has, since the Company’s inception, received any notice or advice from any Governmental Body, legal counsel or accountant to the effect that the Company’s S corporation or qualified Subchapter S subsidiary election or treatment could be invalid. The Company has not been taxable at any time as anything other than an S corporation or qualified Subchapter S subsidiary in each taxing jurisdiction in which it files Tax Returns. No Taxing Authority has ever challenged, disputed, or otherwise contested the Company’s status as an S corporation or qualified Subchapter S subsidiary for U.S. federal, state or local income Tax purposes. The Company has never acquired assets with a carryover basis from a C corporation under the Code.
          (l) Since January 1, 2001, no written claim has ever been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
          4.11 Real Property.
          (a) No real property is owned in fee by the Company. Schedule 4.11(a) sets forth a complete list of all real property and interests in real property currently leased by the Company (individually, a “Real Property Lease” and the real properties specified in such leases being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor. The Company Property constitutes all interests in real property currently used or currently held for use in connection with the business of the Company. Except as set forth on Schedule 4.11(a), the Company has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and the Company has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases and, to the Knowledge of the Seller Parties, no other party is in default thereof, and no party of the Real Property Leases has exercised any termination or acceleration rights with respect thereto. The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.
          (b) The Company has all material certificates of occupancy and Permits of any Governmental Body necessary for the current use and operation of each Company Property, and the Company has fully complied with all material conditions of the Permits applicable to it. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.
          (c) The Company has not received written notice of any actual or threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of the Seller Parties has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.
          (d) None of the Seller Parties has received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.
          (e) The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.
          4.12 Tangible Personal Property.
          (a) Schedule 4.12(a) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $25,000 relating to personal property used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company is bound. The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

          (b) The Company has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by the Company or, to the Knowledge of the Seller Parties, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.
          (c) The Company has good and marketable title to all of the items of tangible personal property reflected in the Balance Sheet (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business consistent with past practice), free and clear of any and all Liens other than the Permitted Exceptions.
          4.13 Intellectual Property.
          (a) Schedule 4.13(a) sets forth a list, as of the date of this Agreement, of all United States or foreign patents, registered trademarks, registered copyrights and applications therefore, internet domain names and unregistered trademarks, trade names and service marks used by the Company in, and material to, the conduct of the Business as currently conducted by Company (the “Intellectual Property Rights”). The Company owns or possesses adequate licenses or other valid rights to use all such Intellectual Property Rights and, to the Knowledge of the Seller Parties, the conduct of the business by the Company as currently conducted does not conflict with, infringe on or constitute an unauthorized use of the rights of others to any patents, trademarks, trade names, service marks or copyrights, except for such conflicts or infringements that would not, individually or in the aggregate, have a Material Adverse Effect.
          (b) Schedule 4.13(b) sets forth a complete and accurate list of (i) all Software that is owned exclusively by the Company and is material to the operation of the business and (ii) all Software that is used by the Company in the business that is not exclusively owned by the Company, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $5,000. Except as set forth on Schedule 4.13(b), the Company is not required to make any payments by way of royalties, fees, or otherwise to any third party with respect to the use of any intellectual property or Software in connection with the conduct of the business of the Company.
          4.14 Contracts. Schedule 4.14 sets forth a list of all written Contracts, or a description of any oral Contracts, to which the Company is a party, by which it is bound or to which the Company is subject, except (a) any Contract (other than agreements and arrangements for performing services (including current fee schedules) that involve (A) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds), including the Company Products, (B) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds), or (C) otherwise acting as an “investment adviser” (whether as adviser, subadviser or otherwise) within the meaning of the Advisers Act (as defined below) (“Investment Advisory Contracts”)) that does not require payment by any party thereof of more than $15,000, (b) any Contract (other than an Investment Advisory Contract) that is terminable by the Company upon ninety (90) days’ notice or less without the payment of any penalty or termination fee, (c) any Contract entered into, after the date hereof and prior to the Closing, with the Purchaser or with any other Person in connection with any Transaction, (d) any Contract entered into in the Ordinary Course of Business after the date hereof and prior to the Closing, and (e) any Contract listed in any other Schedule to this Agreement (provided that such Schedule is cross-referenced on Schedule 4.14). The Company has delivered or made available to the Purchaser true and correct copies of all Contracts (including all exhibits, schedules and amendments) listed on Schedule 4.14 or another Schedule. As used herein, the term “Contract” means the following types of agreements, contracts and commitments (whether written or oral) to which the Company is legally bound:
          (i) agreements and arrangements for performing services (including current fee schedules) that involve (A) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds), including the SMA Accounts to which the Company provides investment advisory or sub-advisory services, as of an applicable determination date (the “Company Products”), (B) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds), or (C) otherwise acting as an “investment adviser” (whether as adviser, subadviser or otherwise) within the meaning of the Advisers Act. This includes advisory contracts, program agreements, acknowledgements or other agreements executed or delivered by the Company for the provision of advisory services under the wrap programs, and each Fund for which the Company acts as general partner, investment adviser or subadviser (collectively, the “NIS Funds”);
          (ii) agreements and arrangements pursuant to which a third party acts as sub-adviser for the Company;
          (iii) electronic trading agreements;
          (iv) agreements and arrangements for selling or promoting investment advisory or investment management services;
          (v) custody arrangements, transfer agent agreements, services agreements and similar agreements;
          (vi) “soft dollar” agreements and arrangements;
          (vii) employment, consulting, severance, agency and other compensation agreements and arrangements;
          (viii) mortgages, indentures, security agreements, letters of credit, loan agreements and other agreements, guarantees and instruments relating to borrowing money or extending credit, or which create or authorize a Lien;

          (ix) licenses and arrangements under which the Company (A) is permitted by any Person to use Intellectual Property (except that Schedule 4.14 need not list licenses for off the shelf commercially available software having a price per copy of less than $5,000 that is subject to a shrink wrap or similar unilateral license) or (B) permits a Person to use any Intellectual Property of the Company;
          (x) finder’s agreements and agreements with third party solicitors of clients;
          (xi) agreements or arrangements involving payments based on the Company’s profits or revenues;
          (xii) joint venture, partnership and similar agreements;
          (xiii) stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements;
          (xiv) agreements or legally binding commitments between the Company on the one hand and any Affiliate of the Company on the other hand, or otherwise covered by Section 4.26;
          (xv) any restrictive covenant contained in any Real Property Leases that restricts the use, transferability or value of such property;
          (xvi) leases of real property and other leases involving annual rental payments in excess of $15,000;
          (xvii) service agreements for the Business, including agreements (A) to develop proprietary software and (B) for duplication, document production and other office services; in each case, with annual payments in excess of $15,000;
          (xviii) any contract or agreement that restricts the Company or would restrict the Company following the consummation of the Transactions, from competing in any line of business with any Person, soliciting clients or customers, or using or employing the services of any Person;
          (xix) any agreement to acquire equipment or any commitment to make capital expenditures of $15,000 or more;
          (xx) any indemnification agreement, guarantee to the extent not covered by clause (vi) above or similar agreement or arrangement; and
          (xxi) any other agreements, contracts and commitments that (A) involve payment obligations of more than $15,000 or are not cancelable at will without penalty by the Company upon ninety (90) days’ notice or less, or (B) are material to the business, operations, results of operations, condition (financial or otherwise), assets or properties of the Company.

Except as disclosed on Schedule 4.14, the Company is not subject to a competitive restriction in a contract or other instrument binding the Company that would prevent the Purchaser from conducting their investment advisory, management and other businesses in a substantially similar manner to which such businesses are conducted on the date of this Agreement.
Each of the Contracts listed on Schedule 4.14 hereto or any of the other Schedules hereto, or excepted from being listed on Schedule 4.14 pursuant to clause (a)-(e) of this Section 4.14: (1) has been duly authorized, executed and delivered by Company and, to the Knowledge of the Seller Parties, each other party to it; and (2) is in full force and effect and constitutes the valid and legally binding obligation of Company and, to the Knowledge of the Seller Parties, each other party to it, enforceable against Company and, to the Knowledge of the Seller Parties, each other party to it in accordance with its terms (such enforceability being subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law). Except as set for on Schedule 4.14, the Company has not committed any material breach or default under any such Contract (or any such other agreement or arrangement). Except as set forth on Schedule 4.14, the Company has not violated the investment guidelines promulgated by any Client. There does not exist under any Contract listed on Schedule 4.14 a material event of default or event or condition that, after notice or lapse of time or both, would constitute a material event of default under it on the part of Company or, to the Knowledge of the Seller Parties, on the part of any other party to it.
          4.15 Employee Benefits Plans.
          (a) Schedule 4.15(a) sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or to which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company (collectively, the “Company Plans”), and (ii) all “employee pension plans” (as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by the Company or any of its Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) or to which the Company or any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “Title IV Plans”). Schedule 4.15(a) sets forth each Company Plan and Title IV Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)), or is or has been subject to Sections 4063 or 4064 of ERISA.

          (b) Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been made available or delivered to Purchaser by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; (v) written communications to employees relating to the Company Plans; and (vi) written descriptions of all non-written agreements relating to the Company Plans.
          (c) The Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other Applicable Law, and neither the Company (with respect to any “employee benefit plan” as defined in Section 3(3) of ERISA, including Company Plans) nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.
          (d) The Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt, and nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.
          (e) Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements.
          (f) Neither the Company nor any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan. Purchaser shall not have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any Multiemployer Plan under Section 4201 of ERISA, which it would not have had but for the consummation of the Transactions.
          (g) Schedule 4.15(g) sets forth on a plan by plan basis, the present value of benefits payable presently or in the future to employees under each unfunded Company Plan.
          (h) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or Title IV Plans or Applicable

Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for on the Balance Sheet. No accumulated funding deficiencies exist in any of the Company Plans or Title IV Plans subject to Section 412 of the Code.
          (i) There is no “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA) in any of the Title IV Plans. Each of the Title IV Plans are fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation (“PBGC”) to determine the level of funding required in the event of the termination of a Title IV Plan and the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) of such Title IV Plan using such PBGC assumptions do not exceed the assets of such Title IV Plan.
          (j) There has been no “reportable event” (as defined in Section 4043 of ERISA) with respect to the Title IV Plans that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA.
          (k) Neither the Company nor any ERISA Affiliate has terminated any Title IV Plan, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. All premiums due the PBGC with respect to the Title IV Plans have been paid.
          (l) No liability under any Company Plan or Title IV Plan has been funded nor had any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor’s Corporation or the equivalent by any other nationally recognized rating agency.
          (m) Neither the Company nor any ERISA Affiliate or any organization to which the Company is a successor or parent corporation within the meaning of Section 4069(b) of ERISA has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA.
          (n) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company have any knowledge of facts that could form the basis for any such claim or lawsuit.
          (o) There is no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Plans with the Secretary of Labor of the United States or the Secretary of

the Treasury of the United States or the furnishing of such documents to the participants in or beneficiaries of the Company Plans. All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other Applicable Law have been made or taken. Any bonding required with respect to the Company Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.
          (p) Except as set forth on Schedule 4.15(p), none of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidate Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and at the expense of the participant or the participant’s beneficiary. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.
          (q) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any Company Plan or Title IV Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or Title IV Plan.
          (r) The Company has no contract, plan or commitment, whether legally binding or not, to create any additional material Company Plan or to modify any existing Company Plan.
          (s) No stock or other security issued by the Company forms or has formed a material part of the assets of any Company Plan.
          (t) Any individual who performs services for the Company (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company for federal income tax purposes by the Company is not an employee for such purposes.
          4.16 Employees and Labor. None of the employees of the Company is represented in his or her capacity as an employee of the Company by any labor organization. The Company has not recognized any labor organization, or has any labor organization been elected as the collective bargaining agent of any employees. The Company has not entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. There is no union organization activity involving any of the employees, pending or threatened, nor has there ever been union representation or any union organization activity involving any of the employees. There is no picketing pending or threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations or, except as set forth on Schedule 4.16, grievances or labor disputes involving any of the employees, pending or, to the Knowledge of the Seller Parties, threatened. There are no written complaints, charges or claims against the Company pending or, to the Knowledge of the Seller Parties, threatened that could be brought or filed with any Governmental Body or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company, of any individual. The Company is in compliance with all Applicable Laws relating to the employment of labor, including all such Applicable Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff’ or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance. There has been no “mass layoff’ or “plant closing” (as defined by WARN) with respect to the Company within the six months prior to Closing. Except as set forth on Schedule 4.16, the Company has not, in the last five years, been investigated or examined by the U.S. Department of Labor.
          4.17 Litigation. Except as set forth in Schedule 4.17, there is no suit, action, proceeding, investigation, claim or order pending or, to the Knowledge of the Seller Parties, overtly threatened against the Company or, to the Knowledge of the Seller Parties, pending or threatened against any of the officers, directors or key employees of the Company with respect to their business activities on behalf of the Company, or to which the Seller Parties or the Company is otherwise a party, which, if adversely determined, would have a Material Adverse Effect, before any court of competent jurisdiction, or before any governmental department, commission, board, agency, or instrumentality of competent jurisdiction. The Company is not subject to any judgment, order or decree of any Governmental Body except to the extent the same are not reasonably likely to have a Material Adverse Effect and the Company is not engaged in any legal action to recover monies due it or for damages sustained by it.
          4.18 Permits. Schedule 4.18 contains a list of all Permits which are required for the operation of the Business as presently conducted. All such Permits have been duly obtained and are in full force and effect. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any such Permit and, to the Knowledge of the Seller Parties, there are no facts or circumstances which could form the basis for any such default or violation. There are no proceedings or other litigation pending or, to the Knowledge of the Seller Parties, threatened that could reasonably be expected to result, nor will entering into the Transactions reasonably be expected to result, in the revocation, cancellation or suspension, or any adverse modification, of any Permit applicable to the Company.
          4.19 Federal and State Securities Laws. Except as set forth on Schedule 4.19:
          (a) Investment Adviser and Other Registrations. The Company is duly registered as an investment adviser under the Advisers Act. Except for such registration and the registrations listed on Schedule 4.19, neither the Company nor any of its officers or employees is, or is required to be, registered or appointed as an investment adviser, investment adviser representative, solicitor, broker-dealer, broker-dealer agent, commodity pool operator, commodity trading adviser, registered representative, sales person or transfer agent with the SEC or other

Governmental Body in connection with the services performed by that Person on behalf of the Company.
          (b) Regulatory Filings. The Company has filed a registration statement on Form ADV and those other registrations set forth on Schedule 4.19 required under Applicable Securities Law or general corporate law (the “Company’s Regulatory Filings”). The Company’s Regulatory Filings were prepared, in all material respects, in accordance with Applicable Securities Law and did not when filed contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in them not misleading in light of the circumstances under which they were made, and the Company’s Regulatory Filings have been at all times when in effect (and as of the Closing Date will be) true and correct in all material respects and not materially misleading and will not as of the Closing Date contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in them not misleading in light of the circumstances under which they were made. The Company has provided to the Purchaser true and correct copies of the Company’s Regulatory Filings since January 1, 2003.
Except as disclosed on Schedule 4.19, no exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requested pending therefor, by or with respect to the Company or the SMA Accounts or the Company’s directors, managers, officers, employees, consultants and agents.
          (c) No Governmental Body Investigations or Penalties. The Company has delivered to the Purchaser copies of all correspondence between the Company and the SEC, any state regulatory authority or other Governmental Body since January 1, 2003 relating to any examination or inquiry by the SEC, a State regulatory authority or other Governmental Body with respect to Company’s compliance with Applicable Securities Law. Neither the Company nor any of its managers, directors, officers or employees (in their capacities as such on behalf of Company) has been enjoined, indicted, convicted or made the subject of any investigations (excluding routine examinations by regulatory or self-regulatory organizations), disciplinary proceedings, consent decrees, or administrative orders or other litigation on account of a violation (or alleged violation) of Applicable Securities Law.
          (d) Policies and Procedures. The Company (i) has adopted a formal code of ethics complying with Rule 204A-1 promulgated under the Advisers Act; (ii) has adopted and implemented a written policy on insider trading complying with Section 204A of the Advisers Act; (iii) has adopted and implemented a written policy on allocations of initial public offerings of securities; (iv) has adopted and implemented written policies and procedures with respect to proxy voting complying with Rule 206(4)-6 promulgated under the Advisers Act, (v) has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Advisers Act and the rules promulgated thereunder, including by its sub-advisers (and, as required, other Applicable Securities Laws) complying with Rule 206(4)-7 under the Advisers Act. The Company has given or made available to the Purchaser true and correct copies of such policies and procedures, as well as copies or summaries of all annual reviews of such policies and procedures provided to the boards of directors/trustees of the Company. Since January 1, 2003, except as reported and documented in accordance with the compliance policies and procedures of the Company, as the case may be, and set forth in Schedule 4.19, there have been no material violations of such policies and procedures (or any similar policies and procedures in effect prior to the effective dates of the above provisions, rules and regulations) by the Company or, its officers, directors, managers, employees, agents, service providers, or other supervised persons or access persons.
          (e) No Disqualifications. Neither the Company nor, to the Knowledge of the Seller Parties, any “person associated with an investment adviser” (as defined in the Advisers Act and applied to Company) is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as a person associated with an investment adviser, or pursuant to Rule 204-3 under the Advisers Act to serve as a solicitor, and has not been the subject of any legal or disciplinary event that must be disclosed to clients pursuant to Rule 206(4)-4 promulgated under the Advisers Act. The Company is not precluded from acting as a fiduciary by operation of Section 411 of ERISA. There is no judicial or administrative action, suit, proceeding, investigation or other litigation, pending or, to the Knowledge of the Seller Parties, threatened that could reasonably be expected to result in the Company (or, to the Knowledge of the Seller Parties, any affiliated Person of the Company or any “person associated with an investment adviser” as contemplated above) becoming ineligible to serve in such positions or capacity or requiring disclosure to Clients of the Company.
          4.20 Compliance with Law.
          (a) Except as set forth in Schedule 4.20, the Company (and each of its directors, managers, officers, employees, representatives and agents) is and has been in compliance with in all material respects, and has not received written notice of a material violation of, the laws, regulations, ordinances and rules (including those of any non-governmental self-regulatory agencies) applicable to it or its investment advisory operations (including Applicable Laws (including with respect to the SMA Accounts, Rule 3a-4 under the Investment Company Act) and the CFA Institute Guidelines (as such guidelines are applicable)).
          (b) Neither the Seller Parties nor the Company, nor any of the officers, members, directors, employees or Affiliates of the Seller Parties or the Company, has been the subject of any investigations or disciplinary proceedings or orders of any Governmental Body under any Applicable Securities Law which would be required to be disclosed on Form ADV, and no such disciplinary proceeding or order is pending or, to the Knowledge of the Seller Parties, threatened, nor is any basis known to the Company or the Seller Parties for any such action by any Governmental Body; (ii) neither the Seller Parties nor the Company nor any of the officers, members, directors, employees or Affiliates of the Seller Parties or the Company, has been permanently enjoined by the order, judgment or decree of any court or other Governmental Body from engaging in or continuing any conduct or practice in connection with any activity; and (iii) neither the Seller Parties nor any of the officers, members, directors, employees or Affiliates of the Seller Parties or the Company, is or has been ineligible to serve as, or subject to any disqualification which would be the basis for any denial, suspension or revocation of the registration of or for any limitation on the activities of the Seller Parties or the Company as an investment adviser under the provisions of the Advisers Act or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act or which could give rise to an affirmative answer to any of the questions in Item 11, Part I of the Form ADV of the Seller Parties or the Company.
          4.21 Investment Adviser Activities.
          (a) The Company is duly registered with the SEC as an investment adviser and, if so required by the nature of its business or assets, is duly registered with the various states as an investment adviser and with all other applicable Governmental Bodies. Each such registration is in full force and effect.
          (b) There are no registered investment companies or unregistered collective investment vehicles to which, or on whose behalf, as of the date hereof, any of the Seller Parties acts as investment adviser or sub-adviser or otherwise provides investment management or advisory services, or in the case of open-end funds, acts as principal underwriter.
          (c) The brokerage policies employed by the Company have at all times been in conformity in all material respects with the description set forth in the Company’s Form ADV, and the only products or services obtained by the Company through the use of brokerage commissions have been “brokerage and research” services within the meaning of Section 28(e) of the Exchange Act and the SEC staff interpretations thereunder.
          4.22 Code of Ethics. The Company has adopted a written policy regarding insider trading and a Code of Ethics that complies in all material respects with all applicable provisions of Section 204A of the Advisers Act, true and correct copies of which have been delivered to the Purchaser prior to the date hereof. All employees of the Company have executed acknowledgments that they are bound by the provisions of such Code of Ethics, insider trading policy and personal trading policy. The policies of the Company with respect to avoiding conflicts of interest are as set forth in the Company’s most recent Form ADV or incorporated by reference therein. There have been no material violations or allegations of material violations of such Code of Ethics, insider trading policy, conflicts policy or personal trading policy. The Company has adopted compliance policies and procedures and designated a chief compliance officer, each in accordance with Rule 206(4)-7 under the Advisers Act.
          4.23 Insurance. Schedule 4.23 sets forth a complete and accurate list of all policies of insurance of any kind or nature covering the Company or any of its employees, properties or assets, including policies of life, disability, fire, theft, workers compensation, directors’ and officers’, employee fidelity and other casualty and liability insurance. All such policies are in full force and effect, and, to the Knowledge of the Seller Parties, the Company is not in default of any provision thereof, except for such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.
          4.24 Environmental Matters.
               Except as set forth on Schedule 4.24:
          (a) The Company is not the subject of any outstanding written order or Contract with any Governmental Body or person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material; or
          (b) no written claim has been made or is pending, or to the Knowledge of the Seller Parties, threatened against the Company alleging either or both that the Company may be in violation of any Environmental Law or may have any Liability under any Environmental Law.
          4.25 Receivables; Payables.
          (a) All accounts receivable of the Company have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice. To the Knowledge of the Seller Parties, all accounts receivable of the Company on the Balance Sheet Date and arising thereafter are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied.
          (b) All accounts payable of the Company on the Balance Sheet Date and arising thereafter are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable in the Ordinary Course of Business.
          4.26 Related Party Transactions.
          (a) Except as set forth on Schedule 4.26, none of the Seller Parties nor any of their respective Affiliates has borrowed any moneys from or has outstanding any Indebtedness or other similar obligations to the Company. Except as set forth in Schedule 4.26, none of the Seller Parties, the Company, any Affiliate of the Company or the Seller Parties nor any officer or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company, (B) engaged in a business related to the business of the Company, or (C) a participant in any transaction to which the Company is a party or (ii) is a party to any Contract with the Company.

          (b) Except for employment agreements, each contract, agreement or arrangement between the Company on the one hand, and any Seller Party or any Affiliate of any Seller Party, or any officer, director of any Seller Party, on the other hand, is on commercially reasonable terms no more favorable to the Company or the Seller Party than what any third party negotiating on an arms-length basis could expect.
          4.27 Clients.
          (a) Schedule 4.27(a) lists, as of December 31, 2007, and will list as of three (3) Business Days prior to the Closing Date, the Company’s Clients and, for each Client as of December 31, 2007:
          (i) the Client’s name;
          (ii) whether the Company advises that Client directly or is that Client’s subadviser;
          (iii) whether the Client is a Fund;
          (iv) whether the Company’s advisory services to the Client are discretionary, non-discretionary or impersonal;
          (v) the amount of AUM;
          (vi) the fee schedule for that Client (and whether the fee is a fixed fee, an asset-based fee, a fulcrum fee, a performance fee or other arrangement);
          (vii) the product of subparagraphs (iv) and (v);
          (viii) any material adjustments to the fee schedule since the Balance Sheet Date or as are presently proposed to be implemented;
          (ix) the amount of revenues billed from such Client during the year ended December 31, 2007;
          (x) the final maturity date of the Contracts relating to such Client and any early termination provisions thereof;
          (xi) if applicable with respect to a Client, the wrap program through which the Client’s AUM is managed by the Company (including the sponsor) and whether the Company has a direct contract with the underlying Client; and
          (xii) the manner of Consent required from such Client to consummate the Transactions.

Schedule 4.27(a) also identifies as of December 31, 2007 (and will identify as of the Closing Date) all “sponsors” and their programs in which the Company participates as an adviser or subadviser.
Except for the Persons listed on Schedule 4.27(a), the Company does not provide investment advisory or other services to, and does not receive any advisory fee, subadvisory fee, performance fee, profit participation, equity return or other income from any Person.
          (b) Except as set forth on Schedule 4.27(b), the Company and, to the Knowledge of the Seller Parties, each Client is in compliance in all material respects with the terms and conditions of each Client’s Investment Advisory Contract to which it is a party.
          (c) No party to an Investment Advisory Contract has given written notice to the Company of such party’s intention to terminate or materially reduce its investment relationship with the Company or to adjust the fee schedule with respect to any Investment Advisory Contract in a manner that would reduce the fee to the Company. Neither the Company nor the Seller Parties has waived any of its material rights under any Investment Advisory Contract. Each Investment Advisory Contract has been performed in accordance with the Advisers Act and all other Applicable Laws by the Company. The Company has made available to the Purchaser a true and correct copy of the logs of the Company setting forth all complaints of Clients for the three (3) year period preceding the date of this Agreement.
          (d) Each Client who is a party to an Investment Advisory Agreement which provides for compensation to the Company on the basis of a share of capital gains upon or capital appreciation of the funds of any portion of the funds of its clients is a “qualified client” as defined in 17 C.F.R. 275.205-3 or is otherwise exempt from the compensation restrictions contained in Section 205(a)(1) of the Advisers Act.
          4.28 Banks. Schedule 4.28 contains a complete and correct list of the names and locations of all banks in which Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.28, no person holds a power of attorney to act on behalf of the Company.
          4.29 Wrap Programs. Schedule 4.29 lists each wrap program, and the “sponsor” for each such program, in which the Company participates as an adviser or sub adviser. The Company has delivered or made available to the Purchaser all advisory contracts, program agreements, platform agreements, electronic trading agreements, acknowledgements or other agreements executed or delivered between the Company and the sponsors (or the sponsors’ Affiliates) in connection with such wrap programs. To the Knowledge of the Seller Parties, no “sponsor” of such a wrap program has indicated that it will not Consent (to the extent Consent is required) to the Transactions.
          4.30 Performance and Advertising.

          (a) The calculation of performance of the Company Products is (and will continue to be through the Closing) materially accurate and has been (and will continue to be through the Closing) calculated at all times, and in all material respects, in compliance with Applicable Law and applicable CFA Institute Guidelines. The Company has maintained (and will continue to maintain through the Closing) all books and records necessary or required under Applicable Law and, applicable CFA Institute Guidelines to calculate performance, and justify the performance calculations, for the Company Products.
          (b) All marketing, advertising and distribution materials, disclosures and practices prepared, used, filed or implemented by Company, or its Affiliates, in managing and marketing the Company Products and otherwise operating the Business have complied, and will continue to comply, in all material respects with Applicable Laws and applicable CFA Institute Guidelines, and all such marketing, advertising and distribution materials and disclosures have not (and will not through the Closing) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in them not misleading in light of the circumstances under which they were made.
          (c) To the extent that the Company claims to be compliant with CFA Institute Guidelines with respect to any Company Product, the Company has complied, and will continue to comply, with applicable CFA Institute Guidelines with respect to such Company Product.
          4.31 NIS Funds.
          (a) Schedule 4.31 sets forth a list of each NIS Fund. Each NIS Fund that is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where it is required to do so under Applicable Law, except where the failure to be so qualified or authorized could not reasonably be expected to have a Material Adverse Effect.
          (b) No NIS Fund is required to be registered with the SEC as an investment company under the Investment Company Act.
          (c) The outstanding shares or other equity interests of each NIS Fund were duly authorized for issuance and are validly issued, fully paid and non-assessable and the shares or interests of each such NIS Fund have been offered and sold pursuant to an exemption from the securities registration requirements under Applicable Law; and each NIS Fund has been operated since its inception and is currently operating in compliance in all material respects with Applicable Law.
          (d) All information provided in writing by the Company expressly for use in (i) the offering documents with respect to offerings and sales of the interests in the NIS Funds and (ii) filings by such NIS Funds with the SEC, did not, as of their respective dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (e) The offering and sale of the limited partnership interests or other securities representing interests in the NIS Funds were not required to be registered under the Securities Act or state securities laws and otherwise complied in all material respects with Applicable Securities Law.
          (f) The investors who have purchased limited partnership interests or other securities representing interests in the NIS Funds which provide compensation to the Company on the basis of a share of capital gains upon or capital appreciate of the funds or any portion of the funds of the NIS Funds are “qualified clients” as defined in 17 C.F.R. 275.205-3 or is otherwise exempt from the compensation restrictions contained in Section 205(a)(1) of the Advisers Act.
          (g) Except as set forth on Schedule 4.31(g), no assets of any NIS Fund constitute “plan assets” within the meaning of Department of Labor Regulation Section 2510.3-101 as modified by Section 3(42) of ERISA.
          4.32 Financial Advisors. Except as set forth on Schedule 4.32, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller Parties or the Company in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof.
ARTICLE IV-A
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
          The Shareholders hereby jointly and severally represent and warrant to the Purchaser with respect to the representations and warranties regarding the Seller, and severally but not jointly represent and warrant to the Purchaser with respect to representations and warranties regarding such Shareholder, as follows:
          4A.1 Organization; Power and Authority. Each of the Shareholders has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such Shareholder in connection with the consummation of the Transactions (together with this Agreement, the “Shareholder Documents”), and to consummate the Transactions. This Agreement has been, and each of the Shareholder Documents will be at or prior to the Closing, duly and validly executed and delivered by such Shareholder and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Shareholder Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          4A.2 Conflicts; Consents of Third Parties.
          (a) None of the execution and delivery by each Shareholder of this Agreement and the Shareholder Documents, the consummation of the Transactions, or compliance by such Shareholder with any of the provisions hereof or thereof will conflict with, or result in any violation or acceleration of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of such Shareholder to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Seller under any provision of (i) the articles of incorporation and bylaws or comparable organizational documents of the Seller; (ii) any Contract, or Permit to which the Seller is a party or by which any of the properties or assets of the Seller are bound; (iii) any Order of any court, Governmental Body or arbitrator applicable to the Seller or any of the properties or assets of the Seller of the date hereof; or (iv) any Applicable Law.
          (b) No Consent is required on the part of each Shareholder in connection with the execution and delivery of this Agreement or the Shareholder Documents, or the compliance by such Shareholder with any of the provisions hereof or thereof, the consummation of the Transactions or the taking by such Shareholder of any other action contemplated hereby or thereby.
          4A.3 Investment Representations. Each of the Seller and the Shareholders is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Each of the Seller and the Shareholders acknowledges that the Purchaser Common Stock is not registered under securities laws of any jurisdiction and that it (or its designee) is acquiring the Purchaser Common Stock for its (or its designee’s) own account, not as a nominee or agent, for investment, and not with a view to distribution thereof. Each of the Seller and the Shareholders are (or its designee will be) a sophisticated investor with knowledge and experience in financial and business matters, is (or its designee will be) capable of evaluating the risks and merits of the receipt of the Purchaser Common Stock, and has (or its designee will have) the capacity to protect its (or its designee’s) own interests. Each of the Seller and the Shareholders acknowledges that the Purchaser has given the Seller and the Shareholders the opportunity to ask questions of the officers and management employees of the Purchaser, to obtain additional information about the business and financial condition of the Purchaser, and access to the facilities, books and records relating to the Purchaser’s business in order to evaluate the potential acquisition of Purchaser Common Stock contemplated hereby.
          4A.4 Resale Restrictions. Each of the Seller and the Shareholders acknowledge that the Purchaser Common Stock has not been, and will not be upon the Seller’s (or its designee’s) receipt thereof, registered or qualified under any securities laws, by reason of its issuance in a transaction exempt from the registration or qualification requirements of such laws, and the Purchaser Common Stock must be held indefinitely unless a subsequent disposition thereof is registered or qualified under all Applicable Securities Laws or is exempt from such registration or qualification and the certificates representing such shares shall bear a legend reflecting such restrictions on resale.
          4A.5 Eligible S Corporation Shareholders. The Seller and each Shareholder has always been, and through the Closing will continue to be, a Person eligible to be a shareholder of an S corporation under Section 1361 of the Code, and, except as set forth on Schedule 4A.5, has not taken (or has not failed to take) any actions that could have the effect to terminate the S corporation tax status of the Seller or the Company, and has caused the Seller and the Company to have taken (or to have not failed to take) such actions as were (or will be) necessary for each of the Seller and the Company to continue to maintain its legal status as an S corporation from its inception through the Closing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
          The Purchaser hereby represents and warrants to the Seller Parties as follows:
          5.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
          5.2 Authorization of Agreement. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (collectively, the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. Except for approval of the Agreement and the Transaction by the Purchaser’s stockholders, the execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          5.3 Conflicts; Consents of Third Parties.
          (a) Neither the execution and delivery by the Purchaser of this Agreement and the Purchaser Documents, nor the compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or bylaws of the Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound or (iii) violate any statute, rule, regulation, order or decree of any Governmental Body or authority by which the Purchaser is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the business, properties, results of operations, conditions (financial or otherwise) of the Purchaser and its subsidiaries, taken as a whole.
          (b) Except for the approval by the Purchaser’s stockholders of this Agreement and the Transactions, no Consent is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by the Purchaser with any of the provisions hereof or thereof.
          5.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the Transactions.
          5.5 Investment Representations. The Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. The Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. The Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. The Purchaser is acquiring the Shares for its own account, not as a nominee or agent, for investment, and not with a view to distribution thereof. The Purchaser is a sophisticated investor with knowledge and experience in financial and business matters, is capable of evaluating the risks and merits of the purchase of the Shares, and has the capacity to protect its own interests. The Purchaser acknowledges that the Company has given the Purchaser the opportunity to ask questions of the officers and management employees of the Company, to obtain additional information about the business and financial condition of Company, and access to the facilities, books and records relating to Company’s business in order to evaluate the purchase of the Shares contemplated hereby.
          5.6 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the Transactions and no person is entitled to any fee or commission or like payment in respect thereof.

          5.7 No Governmental Body Investigations or Penalties. Neither the Purchaser nor any of its directors, officers or employees has been enjoined, indicted, convicted or made the subject of a disciplinary proceeding, consent decree, or administrative order or other litigation on account of a violation of any Applicable Securities Law.
          5.8 No Disqualification. Neither the Purchaser nor, to the Purchaser’s knowledge, any “person associated with an investment adviser” (as defined in the Investment Advisers Act of 1940, as amended from time to time, and the rules and regulations of the SEC promulgated under it (the “Advisers Act”), as applied to the Purchaser as if it were an investment adviser) is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as a person associated with an investment adviser or has been the subject of any legal or disciplinary event that must be disclosed to clients pursuant to Rule 206(4)-4 promulgated under the Advisers Act. There is no judicial or administrative action, suit, proceeding, investigation or other litigation, pending or, to the Purchaser’s knowledge, threatened that could reasonably be expected to result in the Purchaser (or, to the Purchaser’s knowledge, any “affiliated person” (as such term is defined in Section 2(a)(3) of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated under it (“Investment Company Act”)) of such Person of the Purchaser or any “person associated with an investment adviser” as contemplated above) becoming ineligible to serve in such positions or requiring disclosure to clients of the Purchaser’s advisory Affiliates.
          5.9 Commitment Letter Obligations. Upon fulfillment of the obligations as set forth in the agreements described on Exhibit F (true and correct copies of which have been provided to the Company), this Agreement and the Transactions shall be approved and adopted by the affirmative vote of the holders of Purchaser Common Stock required under the Purchaser’s certificate of incorporation, by-laws or Applicable Law. Upon such approval and adoption, assuming satisfaction or waiver of each of the parties’ conditions to Closing set forth herein (other than Section 7.1(c)), the Purchaser shall be obligated to consummate the Transactions.
ARTICLE VI
COVENANTS
          6.1 Access to Information. The Seller Parties and the Company agree that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and such examination of the books, records and financial condition of the Company as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Seller Parties and the Company shall cooperate, fully therein. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller Parties contained in this Agreement or the Shareholder Documents. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company, the Seller Parties shall cause the officers, employees, consultants, agents, accountants and other representatives of the Company to cooperate fully with such representatives in connection with such review and examination.
          6.2 Conduct of the Business Pending the Closing.
          (a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, prior to the Closing the Seller Parties shall, and shall cause the Company to:
          (i) conduct the business of the Company only in the Ordinary Course of Business;
          (ii) (A) maintain the books, accounts and records of the Company in the Ordinary Course of Business (including as may be required to calculate, document, support and continue through the Closing (and to permit the Company to calculate, document, support and continue to use immediately following the Closing), the 1, 3, 5 and 10 year, and since inception, (as applicable) performance records of the Company with respect to the Company Products in accordance with Applicable Law and applicable CFA Institute Guidelines), (B) continue to collect accounts receivable and pay accounts payable in the Ordinary Course of Business, and (C) comply with all material contractual and other material obligations applicable to the operation of the Company; and
          (iii) comply in all material respects with Applicable Law.
          (b) except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, the Seller Parties shall not, and shall cause the Company not to:
          (i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of the Company (other than as contemplated in Section 2.4) or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company;
          (ii) transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company;
          (iii) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company;
          (iv) amend the articles of incorporation or bylaws of the Company;
          (v) (A) increase the annual level of compensation of any employee of the Company, except as otherwise already provided in an employment agreement with such employee, (B) increase the annual level of compensation payable or to become payable by the Company to any of its executive officers, except as otherwise already provided in an employment agreement with such executive officer (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant (other than transaction bonuses to be paid by the Seller to certain of its shareholders and/or employees of the Seller and/or the Company), (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise materially modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a director, officer or employee of the Company in his or her capacity as a director, officer or employee of the Company;
          (vi) except for trade payables incurred in the Ordinary Course of Business, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any Liability of any other Person;
          (vii) subject to any Lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or assets (whether tangible or intangible) of the Company;
          (viii) acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company;
          (ix) cancel or compromise any debt or claim or waive or release any material right of the Company except in the Ordinary Course of Business;
          (x) enter into any commitment for capital expenditures of the Company in excess of $25,000 for any individual commitment and $100,000 for all commitments in the aggregate;
          (xi) incur any Liability to any labor organization with respect to the Company;
          (xii) permit the Company to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;
          (xiii) except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, permit the Company to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, any Seller Party or any Affiliate of any Seller Party;
          (xiv) make or rescind any election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit controversy relating to Taxes, or except as required by Applicable Law or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return;
          (xv) enter into any contract or agreement or commitment which restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business or line of business in any geographic area;
          (xvi) file or cause to be filed any amended Tax Returns or claims for refund;
          (xvii) incur any material liability for Taxes other than in the Ordinary Course of Business; or
          (xviii) agree to do anything prohibited by this Section 6.2 or anything which would make any of the representations and warranties of the Seller Parties in this Agreement or the Shareholder Documents untrue or incorrect in any material respect as of any time through and including the Closing.
          6.3 Client Consents.
          (a) Notices to Clients. Within three (3) Business Days following the date of this Agreement, the Company shall send a notice:
          (i) in the form of Exhibit B to those Clients (except sponsors of wrap programs) whose Investment Advisory Contracts require written consent to be assigned; and
          (ii) in the form of Exhibit C to those Clients (except sponsors of wrap programs) whose Investment Advisory Contracts require consent, but not written consent, to be assigned.
     With respect to any Client obtained between the date hereof and the Closing Date, the Company shall send to such Client notice pursuant to in subclause (i), (ii) or (iii) above, as applicable.
          (b) Following-Up Other Clients. The Company and the Purchaser will consult and cooperate in respect of, and provide reasonable assistance in connection with, communications to all Clients and other matters related to obtaining the foregoing Consents. Notwithstanding anything in this Section 6.3 to the contrary, in no event shall the Company be obligated to pay any amount to obtain any Consent, reduce the amount of advisory fees or other amounts payable to the

Company by any Client or otherwise amend any Investment Advisory Contract or Subadvisory Contract in a manner adverse to the Company for purposes of obtaining any Consent or new Investment Advisory Contract.
          6.4 Other Actions. Each of the Seller Parties, the Company and the Purchaser shall use commercially reasonable best efforts to (i) take all actions necessary or appropriate to consummate the Transactions and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions. Each of the parties hereto shall use commercially reasonable best efforts to coordinate and cooperate with the other parties in exchanging the information and supplying the reasonable assistance requested by any such party in connection with obtaining any Consents required hereunder in order to consummate the Transactions.
          6.5 Non-Negotiation.
          (a) The Seller Parties shall not, and shall not permit the Company or any of the Company’s directors, officers, employees, representatives or agents (collectively, the “Representatives”), to directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any significant amount of the assets or capital stock or other equity interest in the Company other than the Transactions (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way, with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.
          (b) The Seller Parties shall notify the Purchaser promptly, and in any event, within three (3) Business Days, if (i) any Seller Party or the Company receives any proposal or offer in respect of an Acquisition Transaction (an “Acquisition Proposal”) (including the terms thereof) or (ii) a Person requests information relating to an actual or potential Acquisition Proposal.
In no event shall any of the Seller Parties, any Associated Person of any Shareholder, the Company or any of the Company’s Representatives respond positively to or otherwise act on any such Acquisition Proposal, it being understood that such activity is prohibited under this Section 6.5.
          (c) The Seller Parties shall, and the Company shall cause its Representatives to, immediately terminate (and not recommence unless this Agreement is terminated) any activities (including discussions, meetings, correspondence or negotiations with any Persons) conducted before the date of this Agreement with respect to an Acquisition Proposal.

          6.6 Publicity. The Seller Parties, the Company or the Purchaser shall not and shall not permit their Affiliates to issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser or the Seller, disclosure is otherwise required by Applicable Law or by the applicable rules of any stock exchange on which the Purchaser lists securities, provided that, to the extent required by Applicable Law, the party intending to make such release shall use commercially reasonable efforts consistent with such Applicable Law to consult with the other party with respect to the text thereof.
          6.7 Releases. On or prior to the Closing Date, the Seller and each Shareholder shall execute and deliver to the Purchaser a release, substantially in the form of Exhibit D hereto (a “Shareholder Release”).
          6.8 Schedule Update.
          (a) Notwithstanding anything to the contrary contained herein, at any time and from time to time prior to the Closing, the Company and the Seller Parties may supplement a schedule delivered to the Purchaser under Article IV (or deliver additional schedules) solely with respect to any event, fact or circumstance arising after the date hereof for purposes of updating any representation or warranty contained in Article IV (a “Schedule Update”).
          (b) Without limiting the foregoing, the Company and the Seller Parties shall deliver to the Purchaser Schedule Updates (to the extent that information required to be disclosed on such Schedules has changed, and dated as of a date not more than five (5) Business Days prior to the Closing) for the following Schedules at least three (3) Business Days prior to the Closing: 4.9, 4.17, 4.18, 4.19, 4.20, 4.26, and 4.27(a).
          (c) No Schedule Update shall affect the representations and warranties (and corresponding Schedules) made as of the date hereof or as of the Closing Date or relieve any party from liability for a breach of representation or warranty, nor for greater certainty shall any Schedule Update have any impact on the calculation of Losses for purposes of Section 7.1(a).
          6.9 Preservation of Records. Subject to Section 9.10(d) (relating to the preservation of Tax records), the Seller Parties and the Purchaser agree that each of them shall preserve and keep the records held by them relating to the business of the Company for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or investigations by any Governmental Body of the Seller Parties or the Purchaser or any of their Affiliates or in order to enable the Seller Parties or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Seller Parties or the Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.
          6.10 Use of Name. The Seller Parties hereby agree that upon the consummation of the Transactions, the Purchaser and the Company shall have the sole right to the use of the name “National Investment Services, Inc.” and the Seller Parties shall not, and shall not cause or permit any Affiliate to, use such name or any variation or simulation thereof. If, after the Closing Date, the Company changes its name and the Company and its Affiliates cease to use such name or any variation thereof in any of their businesses for a period of twelve (12) consecutive months, then the foregoing restriction with respect to the use of the Company’s name shall cease and the Seller Parties may use such name in the conduct of any business.
          6.11 Restrictive Covenants.
          (a) Acknowledgements. Each of the Seller Parties acknowledges that: (i) an essential part of the Agreement is the purchase by the Purchaser of goodwill and that, to protect and preserve such goodwill, the covenants set forth in this Section 6.11 are not only reasonable and necessary but required as a condition to the Purchaser’s consummation of the Transactions; (ii) the provisions of this Section 6.11 are the product of arm’s-length negotiation and are reasonable and necessary to protect and preserve the Purchaser’s interests in and right to the ownership, use and operation of the Company from and after the Closing Date; and (iii) the Purchaser would be irreparably harmed and damaged if any of the Restricted Parties breached the covenants set forth in this Section 6.11.
          (b) Confidentiality. From and after the Closing Date, the Seller Parties shall treat and hold as confidential all information which was treated by the Company as confidential as of the date of this Agreement or as of Closing relating to the Company’s customers and operations and those Persons who are actively targeted by the Company as prospective customers as of the date of this Agreement or as of Closing (“Confidential Information”). Without limiting the foregoing, the Seller Parties shall not disclose any Confidential Information to any Person (except, as may be necessary, to such Person’s auditors, counsel or other professional advisors) or make use of or exploit any such Confidential Information for its own purposes or for the benefit of any other Person (other than the Purchaser). In the event that any of the Seller Parties is required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any such Confidential Information, then such Person shall promptly notify the Purchaser of the requirement so that the Purchaser may, at its expense, seek an appropriate protective order or waive compliance with this Section 6.11(b). If, in the absence of a protective order or receipt of a waiver hereunder, any of the Seller Parties is, on the advice of counsel, compelled to disclose such Confidential Information, such Person may so disclose the Confidential Information; provided, however, that such Person will use all reasonable efforts to obtain reliable assurance that confidential treatment will be afforded to such Confidential Information. The provisions of this Section 6.11(b) will not be deemed to prohibit the disclosure by the Seller Parties of Confidential Information to the extent reasonably and directly required (a) to prepare or complete any required Tax Returns or financial statements, (b) in connection with any reports, statements, testimony audits or other proceedings before or by a Governmental Body, (c) to comply with any Applicable Laws, (d) to defend any suit, claim or other litigation, or in response to any summons or subpoena, or (e) to provide services to the Purchaser in accordance with the terms of this Agreement or any Seller Party Document. The provisions of this Section 6.11(b) shall not apply to information that is or becomes (i) publicly available other than as a result of a disclosure by the Seller Parties or (ii) available to the Seller Parties on a non-confidential basis from a source that, to the knowledge of such Person, is not prohibited from disclosing such information by any legal, contractual or fiduciary obligation. The obligations in this Section 6.11(b) shall survive the Closing for a period of five (5) years.
          (c) Non-Competition. Each Seller Party, for and in consideration of the aggregate Purchase Price to be received under this Agreement in connection with the sale of the Shares, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agrees for the Applicable Non-Compete Period not to directly or indirectly:
          (i) engage (or assist any other Person (except the Company and the Purchaser)) in any business, enterprise, employment, or investment management or advisory service (whether as sub-adviser, adviser or otherwise) that competes with the Company (or any successor thereto), the Company Products or the Business in any Designated Field (as defined below) (a “Competing Business”); or
          (ii) invest in, own, manage, operate, finance, control or participate in the ownership, management, operations, financing or control of, lend their names or similar names to, lend their credit to, render services or advice to, or otherwise assist, any Competing Business; or
          (iii) solicit for itself or themselves or any other Person (or assist any other Person in soliciting), except the Company and the Purchaser, the proxy or vote of any shareholders of the Purchaser; or
          (iv) otherwise solicit (or assist any Person in soliciting) for a Competing Business the business of (except the Company and the Purchaser) any Person known to them to be, a Client of Company (or any successor thereto); or
          (v) otherwise induce or attempt to induce (or assist any other Person in inducing) any Client of the Purchaser (or any of its Affiliates, including the Company) to cease doing business with the Purchaser (or any of its Affiliates, including the Company), or in any way interfere with the relationship between any Client of the Purchaser (or any of its Affiliates, including the Company) and the Purchaser (or any of its Affiliates, including the Company).
For purposes hereof, “Designated Field” means the provision of discretionary, non-

discretionary or other portfolio management or investment advisory services (whether as adviser, subadviser, or otherwise, and whether in the form of model portfolios, discretionary management or otherwise) with respect to any account, fund, pooled investment vehicle or other product or service (whether registered or exempt from registration under the Investment Company Act.)
          (d) Non-Solicitation. Each Seller Party, for and in consideration of the aggregate Purchase Price to be received under this Agreement in connection with the sale of the Shares, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agrees from and after the date hereof until the Closing and for the Applicable Non-Compete Period thereafter not to solicit, hire, employ or otherwise engage (or assist any other Person in soliciting, hiring, employing or otherwise engaging) as an employee, independent contractor, consultant or otherwise, any employee of the Purchaser (or any of its Affiliates, including the Company), or induce (or assist any other Person in inducing) any employee of the Purchaser (or any of its Affiliates, including the Company) to terminate his/her employment with, or otherwise cease his/her relationship with the Purchaser (or any of its Affiliates, including the Company); provided, however, that such obligation shall not prohibit advertisements of a general nature which are not targeted to Purchaser’s or the Company’s employees.
          (e) Exceptions.
          (i) Notwithstanding the restrictions contained in Section 6.11(c) above, a Restricted Party may purchase or otherwise acquire, and hold, any class of securities of any enterprise (as a passive investment and without otherwise participating in the activities of such enterprise) if such securities are listed on any national securities exchange or have been registered under Section 12(g) of the Exchange Act and represent less than five (5) percent in value of the outstanding securities of such enterprise.
          (ii) Notwithstanding the restrictions contained in Sections 6.11(c) and (d) above, a Restricted Party that becomes an employee of the Purchaser (or any of its Affiliates, including the Company), upon and after the Closing, may (for so long as such Restricted Party remains an employee of the Purchaser (or any of its Affiliates, including the Company)) take actions within the scope of such Restricted Party’s employment on behalf of his or her employer (i.e., the Purchaser or any of its Affiliates, including the Company) without violating the restrictions contained in Sections 6.11(c) and (d) above.
          (iii) Notwithstanding anything to the contrary set forth in Sections 6.11(c) and (d), in no event shall any Seller Party be deemed to be restricted from engaging in any Permitted Activity.
          (f) Reasonable Covenants. Each of the Seller Parties agrees that the covenants set forth in this Section 6.11 are reasonable with respect to their scope, duration and geographic area.

          (g) Severability of Covenants. Whenever possible, each provision and term of this Section 6.11 shall be interpreted in a manner to be effective and valid, but if any provision or term of this Section 6.11 is held to be prohibited or invalid, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Section 6.11. If any of the covenants set forth in this Section 6.11 are held to be unreasonable, arbitrary or against public policy, such covenants shall be considered divisible with respect to duration, geographic area and scope, and in such lesser duration, geographic area and scope, shall be effective, binding and enforceable against the Restricted Parties to the greatest extent permissible.
          (h) Extension of Restricted Period. In the event of breach by a Restricted Party of any covenant set forth in Sections 6.11(c) or (d), as determined by agreement among the Parties or by a Governmental Body of competent jurisdiction, the term of such covenant shall be extended by the period of the duration of such breach with respect to the breaching Restricted Party.
          (i) Remedies. The Parties recognize that damages in the event of a breach by any of the Restricted Parties of any provision of this Section 6.11 would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Purchaser, in addition to and without limiting any other remedy or right it may have, shall have the right to specific performance, an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, without posting any bond. The existence of this right shall not preclude any other rights or remedies at law or in equity which the Purchaser may have relating to a breach of this Section 6.11.
          6.12 Employees. The Company shall, upon request from the Purchaser and subject to Applicable Law, cooperate with and support all reasonable efforts of the Purchaser to retain all employees of the Company whom the Purchaser shall identify to the Seller that it desires to employ to continue their employment with the Company (the “Continuing Employees”). Notwithstanding the foregoing, the Continuing Employees are not intended to, and shall not, be third-party beneficiaries of this or any other provision of this Agreement.
          6.13 Key Man Life Insurance. The Company and the Purchaser will use commercially reasonable efforts following the Closing to obtain or maintain in effect, as the case may be, key man life insurance on Robert E. Kelly, Jr., Robert J. Seifert, Robert P. Brooks, Norman E. Sidler and Kent J. White for the benefit of the Company on such terms and conditions as are reasonably determined by the Purchaser.
          6.14 Executive Management Committee; Board of Directors of the Purchaser; LTIP and Other Bonus Arrangements.
          (a) Executive Management Committee. Within ninety (90) days following the Closing Date, the Purchaser and the Company shall establish an Executive Management Committee, comprised of John Sauickie (who shall be

Chairman thereof), Nigel Wightman, Jeffrey R. Hines, Robert J. Seifert and Robert P. Brooks, and the roles and responsibilities of each member thereof. The Executive Management Committee shall be responsible for the management of the Purchaser and its Subsidiaries (including the Company).
          (b) Board of Directors of the Purchaser. The Purchaser shall cause Robert Kelly to be elected to its Board of Directors effective as of the Closing, to serve until his successor shall be duly elected and qualified or until his earlier resignation, removal (which shall not be caused by Purchaser or its Affiliates, other than for “cause”, for a period of one year following the Closing) or death.
          (c) LTIP. Following the Closing, the Purchaser shall establish and maintain a “Long-Term Incentive Plan” for the benefit of certain key employees of the Purchaser and its Subsidiaries (including the Company), including the individuals listed in Section 6.13, on such terms and subject to such conditions as shall be determined by the Purchaser’s Remuneration Committee or any duly designated committee thereof.
          (d) Other Bonus Arrangements. Following the Closing, the Purchaser and the Company shall establish a bonus pool (the amount of which shall be determined by John Sauickie, Nigel Wightman, Robert E. Kelly, Jr. and Robert J. Seifert) for employees of the Company in respect of the fiscal years ending December 31, 2008 and December 31, 2009. The distribution of funds from such bonus pool shall be determined by Messrs. Kelly and Seifert (except as to amounts thereof for which each of them shall be eligible, which shall be determined by Messrs. Sauickie and Wightman).
          6.15 Listing of Purchaser Common Stock in the United States. The Purchaser shall use commercially reasonable efforts to have applied, within one hundred and twenty (120) days following the Closing Date, for the listing on a United States securities exchange or quotation on a United States securities market of the Purchaser Common Stock.
          6.16 Working Capital. At Closing, the Purchaser shall provide the Company with working capital sufficient to maintain the Company’s QPAM exemption.
          6.17 Officers’ and Directors’ Liability Insurance; Indemnification. Purchaser shall cause the Company and its successors to maintain the Company’s directors’ and officers’ insurance policies, or policies subject to terms and conditions no less advantageous in the aggregate, for all directors and officers of the Companies on the date hereof, for not less than three years after the Closing Date to cover acts and omissions of such directors and officers of the Company occurring at or prior to the Closing Date other than with respect to any liability that such directors may have to the Company. Purchaser shall not allow the Company to amend its by-laws to modify or delete director and officer indemnification provisions for a period of three years following Closing.
          6.18 Corporate Existence of the Seller. The Shareholders shall take all actions necessary to maintain the status of the Seller as a corporation that is duly organized, validly existing and in good standing under the laws of the State of Wisconsin from the date hereof through and including the date that is five (5) Business Days following the completion of the audited financial statements of the Company for the year ending December 31, 2009.
ARTICLE VII
CONDITIONS TO CLOSING
          7.1 Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by Applicable Law):
          (a) the aggregate amount of all Losses suffered or incurred, or which could reasonably be expected to be suffered or incurred (in each case other than Losses related to Client relationships, or the loss or modification thereof based upon, attributable to or resulting from the announcement of this Agreement to such Clients or the performance by the Parties of their respective obligations in Section 6.3, or general market conditions), based upon, attributable to or resulting from the failure of any representation and warranty of the Company and/or the Seller Parties contained herein, without regard to any qualifications based on materiality (including, without limitation, references to “material”, “all material respects”, and “Material Adverse Effect”), to be true and correct in all respects at and as of the date hereof and the Closing Date shall be less than $1,000,000 (and, for greater certainty, without regard to the impact of any Schedule Update);
          (b) the Company and the Seller Parties shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;
          (c) the stockholders of the Purchaser shall have approved and adopted this Agreement and the Transactions by the affirmative vote of the holders of Purchaser Common Stock required under each of the Purchaser’s certificate of incorporation, by-laws and Applicable Law;
          (d) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Seller Parties, the Company or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the Transactions, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; and
          (e) the documents set forth in Section 8.1 shall have been delivered.
     The parties hereto agree and acknowledge that the receipt of any Consents from any third party, including investment management customers, shall not be conditions to consummating the

Transactions.
          7.2 Conditions Precedent to Obligations of the Company and the Seller Parties. The obligations of the Company and the Seller Parties to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by Applicable Law):
          (a) the aggregate amount of all Losses suffered or incurred, or which could reasonably be expected to be suffered or incurred (in each case other than Losses related to client or customer relationships, or the loss or modification thereof based upon, attributable to or resulting from the announcement of this Agreement to such clients or customers or the performance by the Parties of their respective obligations in Section 6.3, or general market conditions), based upon, attributable to or resulting from the failure of any representation and warranty of the Purchaser contained herein without regard to any qualifications based on materiality (including, without limitation, references to “material”, “all material respects”, and “Material Adverse Effect”) to be true and correct in all respects at and as of the date hereof and the Closing Date shall be less than $1,000,000;
          (b) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;
          (c) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Seller Parties, the Company or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the Transactions, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; and
          (d) the documents set forth in Section 8.2 shall have been delivered.
ARTICLE VIII
DOCUMENTS TO BE DELIVERED AT CLOSING
          8.1 Documents to be Delivered by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:
          (a) certificates of good standing with respect to the Seller and the Company issued by the Secretaries of State of the States of Wisconsin and Illinois.
          (b) a certificate (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by the Shareholders’

Representative as to the fulfillment of the conditions specified in Sections 7.1(a) and 7.1(b);
          (c) a certificate representing 100% of the Shares, free and clear of all Liens, duly endorsed in blank or accompanied by a stock transfer power and with all requisite stock transfer tax stamps attached;
          (d) a duly executed affidavit of non-foreign status from the Seller that complies with Section 1445 of the Code;
          (e) duly executed resignation letters (effective upon the Closing occurring) from those directors, managers and officers of the Company set forth on Schedule 8.1(e), but only as directors, managers and officers and not as employees (if such individuals are employees of the Company);
          (f) duly executed Employment Agreements from each of Robert E. Kelly, Jr., Robert J. Seifert, Robert P. Brooks, Norman E. Sidler and Kent J. White; and
          (g) the Shareholder Releases, duly executed by each Seller Party.
          8.2 Documents to be Delivered by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller the following:
          (a) evidence of the wire transfers referred to in Section 2.2(a);
          (b) a certificate (dated the Closing Date and in form and substance reasonably satisfactory to the Seller Parties) executed by the Chief Executive Officer and Chief Financial Officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a) and 7.2(b);
          (c) the Employment Agreements for each of the individuals referred to in Section 8.1(f), each duly executed by the Company.
ARTICLE IX
INDEMNIFICATION
          9.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith and the obligation to provide indemnification pursuant to Section 9.2(a)(i) as to such representations and warranties shall survive the execution and delivery of this Agreement and the Closing and shall survive only for the periods set forth in subsections (a), (b), (c), (d) and (e) below, as applicable, regardless of any investigation made by the Purchaser or its representatives or agents; provided that if Purchaser or the Shareholders’ Representative, as the case may be, provides proper written notice of a claim which specifies the factual basis for such claim in reasonable detail on or before the applicable termination date, such claim shall not be barred by the time limits set forth in this Section 9.1:
          (a) with respect to the representations and warranties set forth in Sections 4.1 (Organization and Good Standing), 4.3 (Capitalization), 4.4 (No Subsidiaries), 4.7 (Ownership and Transfer of Shares), 4.32 (Financial Advisors), 4A.3 (Investment Representation), 4A.4 (Resale Restrictions), 4A.5 (Eligible S Corporation Shareholders), 5.1 (Organization and Good Standing) and 5.6 (Financial Advisors) (collectively, the “Fundamental Representations”), indefinitely;
          (b) with respect to the representations and warranties set forth in Sections 4.9(iv) (Absence of Certain Developments), 4.9(v) (Absence of Certain Developments) and 4.10 (Taxes), the period provided in Section 9.10(k);
          (c) with respect to the representations and warranties set forth in Sections 4.15 (Employee Benefit Plans) and 4.19 (Federal and State Securities Laws), the period coterminous with the applicable statutes of limitations;
          (d) with respect to the representations and warranties set forth in Section 4.14 (Contracts), eighteen (18) months, except to the extent the Company has extended any obligations under any Contract and in such case for the length of such extension; and
          (e) with respect to all other representations and warranties, eighteen (18) months following the Closing Date.
          9.2 Indemnification by the Seller Parties.
          (a) Subject to Section 9.1, Section 9.4 and Section 9.10, the Seller Parties hereby agree to jointly and severally indemnify and hold the Purchaser, the Company, and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all Losses based upon, attributable to or resulting from:
          (i) the failure of any representation or warranty of the Company or the Seller Parties set forth in Article IV or any representation or warranty of the Shareholders regarding the Seller in Article IV-A, or any representation or warranty contained in any certificate delivered by or on behalf of the Company or the Seller Parties (other than with respect to Article IV-A) pursuant to this Agreement, to be true and correct as of the date made;
          (ii) the breach of any covenant or other agreement on the part of the Company or the Seller Parties (other than those set forth in Section 6.11 (Restrictive Covenants)), under this Agreement; and
          (iii) the matters set forth on Schedule 9.2(a)(iii).

          (b) Subject to Section 9.1, Section 9.4 and Section 9.10, each Shareholder (as to (i) below) and each of the Seller Parties (as to (ii) below) hereby agrees to severally, but not jointly, indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Losses based upon, attributable to or resulting from:
          (i) the failure of any representation or warranty of such Shareholder regarding such Shareholder set forth in Article IV-A, or any representation or warranty contained in any certificate delivered by or on behalf of such Shareholder with respect to Article IV-A pursuant to this Agreement, to be true and correct as of the date made; and
          (ii) the breach of any covenant or other agreement in Section 6.11 (Restrictive Covenants) on the part of such Seller Party.
          9.3 Indemnification by the Purchaser. Subject to Section 9.4, the Purchaser hereby agrees to indemnify and hold the Seller Parties and their respective, agents, successors and assigns (collectively, the “Shareholder Indemnified Parties”) harmless from and against any and all Losses based upon, attributable to or resulting from:
          (a) the failure of any representation or warranty of the Purchaser set forth in Article V, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct as of the date made; and
          (b) the breach of any covenant or other agreement on the part of the Purchaser under this Agreement.
          9.4 Limitations on Indemnification for Breaches of Representations and Warranties.
          (a) An Indemnifying Party shall not have any liability under Section 9.2(a)(i), 9.2(b)(i) or 9.3(a) unless and until the aggregate amount of Losses to the Indemnified Parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the Fundamental Representations, exceeds $300,000 (the “Threshold Amount”) and, in such event, the Indemnifying Party shall be required to pay only the amount in excess of $300,000.
          (b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 9.2(a)(i), 9.2(b)(i) or 9.3(a), as applicable, other than Losses based upon, attributable to or resulting from the failure of any Fundamental Representation to be true and correct, shall not exceed the $5,000,000 paid at the time any claim or action with respect thereto is asserted (the “Indemnification Cap”).
          (c) The amount of any indemnity provided herein shall be computed net of any third party insurance proceeds actually received by an

Indemnified Party in connection with or as a result of any claim giving rise to an indemnification claim hereunder (reduced by any retroactive premium increase). If the indemnity amount is paid prior to an Indemnified Party’s actual receipt of insurance proceeds related thereto, and an Indemnified Party subsequently receives such insurance proceeds, then the Indemnified Party shall promptly pay to the Indemnifying Party the amount of insurance proceeds subsequently received (net of all related costs, expenses and other Losses), but not more, in the aggregate, than the indemnity amount paid by the Indemnifying Party.
          (d) The Indemnifying Party shall have no liability under any provision of this Agreement for any consequential damages, special damages or any multiple of damages (other than such damages payable by an Indemnified Party to or for the benefit of a third party).
          (e) The Seller Parties shall not be obligated to indemnify the Purchaser Indemnified Parties for any increase in Taxes attributable to or resulting from the treatment of the sale of the Shares by the Seller as an Asset Sale in excess of any amounts actually paid to the Seller pursuant to Sections 2.1(a)(iii) and 2.1(b)(iii).
          9.5 Risk Allocation. The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended to allocate the economic cost and the risks inherent in the Transactions between the parties and, accordingly, a party hereto shall be entitled to the indemnification by reason of any breach of any such representation, warranty, covenant or agreement by another party hereto notwithstanding whether any employee, representative or agent of the party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such party.
          9.6 Indemnification Procedures.
          (a) In the event that any Legal Proceedings shall be instituted or that any claim or demand (a “Claim”) shall be asserted by any Person in respect of which payment may be sought under Section 9.2 or 9.3 (regardless of the Threshold Amount or Indemnification Cap referred to in Section 9.4), the Indemnified Party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses for which indemnification has been claimed or demanded hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any such Losses, it shall within ten (10) days (or sooner, if the nature of the Claim so requires) notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any such Losses, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Claim. If the Indemnifying Party shall assume the defense of any Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. No Indemnifying Party shall settle or compromise any such Claim unless the Indemnified Party consents in writing to such compromise or settlement, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required in the case of a settlement or compromise which includes a full and unconditional release by the plaintiff or claimant of the Indemnified Party from all Claims and does not require the Indemnified Party to make any payment (other than any payment that the Indemnifying Party pays in full) or be subject to any injunctive or other non-monetary remedy. The party responsible for the defense of any claim, action or proceeding shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim, action or proceeding, including all settlement negotiations and offers.
          (b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within ten (10) business days after the date of such notice.
          (c) The failure of the Indemnified Party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.
          9.7 Subrogation. If an Indemnified Party recovers any amount under this Article IX in respect of Losses, the Indemnifying Party or parties shall be subrogated, to the extent of this recovery, to the Indemnified Party’s rights against any third party with respect to such Losses.

          9.8 Right of Set-Off. In addition to any other remedy that the Purchaser may have under this Agreement, the Seller Parties agree that the Purchaser shall have the express right (but not obligation), with prior notice to the Shareholders’ Representative, to set-off against, and to appropriate and apply, any Deferred Payment that the Purchaser may have an obligation to pay to the Seller Parties under this Agreement only to satisfy (in whole or in part) any indemnification obligation of the Seller Parties under Section 9.2 for which a claim for indemnification has been made in good faith pursuant to this Article IX.
          9.9 Sole Remedy; Special Rule for Fraud. Except for such equitable remedies as may be necessary to enforce the covenants set forth herein, the indemnification provided in this Article IX, subject to the limitations set forth herein, shall be the sole and exclusive remedy available to any Purchaser Indemnified Party or any Shareholder Indemnified Party for any breach of any representation, warranty or covenant by any party hereto contained herein or in any certificate delivered pursuant hereto, regardless of whether a claim is framed in contract, tort, violation of Law or otherwise, and no party hereto shall pursue or seek to pursue any other remedy. Notwithstanding the foregoing, nothing set forth in this Agreement shall limit the rights, remedies and claims of any party hereto with respect to fraud or willful misconduct by any other party hereto or a criminal act on another party hereto by any other party hereto. Notwithstanding the foregoing or anything in this Article IX to the contrary, in the event any party hereto perpetrates a fraud, intentional misrepresentation or criminal act on another party hereto, any party hereto that suffers any Losses by reason thereof shall be entitled to seek recovery therefor against the Person or Persons who perpetrated such act without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).
          9.10 Tax Matters.
          (a) Special Tax Indemnification. In lieu of the indemnification by the Seller Parties in Section 9.2(a), (i) the Seller Parties, jointly and severally, agree to be responsible for and to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Taxes (with respect to claims pursuant to clauses (A), (B), (D), (E), (F) and (G) below) that may be imposed upon or assessed, and Losses (with respect to claims pursuant to clause (C) below) that may be suffered or incurred:
     (A) with respect to all taxable periods ending on or prior to the Closing Date (other than Taxes for which the Company has established an adequate accrual or reserve for as of the Closing Date which Taxes are payable in respect of the periods or portions thereof prior to the Closing Date);
     (B) with respect to the Company, if any, that the Seller is required to pay to the Purchaser pursuant to Section 9.10(c)(iii);
     (C) based upon, attributable to, or resulting from any breach by the Company or the Selling Parties or the inaccuracy of any of the representations and warranties contained in Sections 4.9(iv), 4.9(v) and 4.10 or any breach by the Shareholders of the obligations in Section 6.18;

     (D) by reason of being a successor-in-interest or transferee of another entity, provided, that such Taxes were incurred by such other entity and the Company became a successor-in-interest or transferee of such entity prior to the Closing Date;
     (E) in the case of Income Taxes, with respect to any member of a consolidated, combined, affiliated or unitary group that the Company was a member of on or prior to the Closing Date (other than such a group of which the Purchaser is a member on such date) imposed on the Company as a result of the provisions of Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation;
     (F) with respect to any and all Taxes (other than the Taxes addressed in Section 9.10(g)) imposed or asserted against the Company, or for which the Company may be liable as a result of any transaction contemplated by this agreement; and
     (G) in the case of Income Taxes, on the Purchaser or the Company, pursuant to Section 1374 of the Code and any comparable provision of state law or otherwise as a result of the transaction being treated as an asset sale for U.S. federal income tax purposes, and any analogous provisions of state and local law;
provided, however, that, if a Purchaser Indemnified Party is indemnified for Taxes, Losses or Related Costs pursuant to any of clauses (A) through (G) of this Section 9.10(a), such Purchaser Indemnified Party shall not be entitled to a duplicative indemnity payment pursuant to any other of such clauses (A) through (G) of this Section 9.10(a) with respect to such Taxes, Losses or Related Costs.
With respect to claims for indemnification pursuant to any of the foregoing clauses (A), (B), (D), (E), (F) and (G), the Seller Parties shall also pay and shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any costs and expenses (including reasonable expenses and fees for attorneys and accountants) (“Related Costs”) incurred in connection with the Taxes for which the Seller Parties are responsible to indemnify the Purchaser Indemnified Parties pursuant to this Section 9.10(a).
          (b) Sale of Assets for Income Tax Purposes. The Purchaser, the Seller and the Shareholders each agree, for federal, state and local income tax purposes, to treat the transaction contemplated by this Agreement as if the Company sold all of its assets (subject to all of its Liabilities) to Purchaser for the Purchase Price, pursuant to Treas. Reg. § 1.1361-5(b)(3), Ex. 9 and Revenue Ruling 2004-85. Incident thereto, the Seller and the Shareholders agree to include any income, gain, loss, deduction or other Tax item resulting from the transactions contemplated by this Agreement on their respective tax return to the extent required by applicable law. The Purchase Price shall be allocated among the assets of the Company in the manner set forth in Section 2.8.

          (c) Preparation of Tax Returns; Payment of Taxes.
          (i) The Seller Parties shall cause the Company to file all Income Tax Returns required to be filed by the Company for Tax periods ending on or prior to the Closing Date and shall pay any and all Taxes due with respect to such returns. All Income Tax Returns described in this Section 9.10(c)(i) shall be prepared in a manner consistent with prior practice unless a past practice has been finally determined to be incorrect by the applicable Taxing Authority or a contrary treatment is required by applicable Tax laws (or judicial or administrative interpretations thereof).
          (ii) Following the Closing, the Purchaser shall be responsible for preparing or causing to be prepared all Tax Returns required to be filed by the Company after the Closing Date other than the Income Tax Returns set forth in Section 9.10(c)(i). To the extent any Taxes shown due on any such Tax Return are indemnifiable by the Seller Parties, (A) such Tax Return shall be prepared in a manner consistent with prior practice unless otherwise required by applicable Tax laws; (B) Purchaser shall provide the Shareholders’ Representative with copies of such Tax Return at least thirty (30) days prior to the due date for filing such return; and (C) the Seller Parties shall have the right to review and approve (which approval shall not be unreasonably withheld) such Tax Returns for fifteen (15) days following receipt thereof. The failure of the Seller Parties to propose any changes to any such Tax Return within such fifteen (15) days shall be deemed to be an indication of their approval thereof. The Seller Parties and the Purchaser shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for filing thereof. Any disagreements regarding such Tax Returns which are not resolved prior to the filing thereof shall be promptly resolved pursuant to Section 9.10(i) which shall be binding on the parties. The Purchaser shall file or cause to be filed all such Tax Returns and shall pay the Taxes shown due thereon; provided, however, that nothing contained in the foregoing shall in any manner terminate, limit or adversely affect any right of the Purchaser Indemnified Parties or the Company to receive indemnification pursuant to any provision in this Agreement.
          (iii) Not later than five (5) days before the due date for payment of Taxes with respect to any Tax Returns which the Purchaser has the responsibility to file, the Seller shall pay to the Purchaser an amount equal to that portion of the Taxes shown on such return attributable to taxable periods ending on or before the Closing Date and for that portion of the taxable period beginning before the Closing Date and ending after the Closing Date as set forth in Section 9.10(c)(iv) in excess of the taxes shown as an accrual or reserve on its balance sheet.
          (iv) With respect to all Taxes, the Shareholders’ Representative and the Purchaser will, unless prohibited by Applicable Law, close the taxable period of the Company as of the close of the Closing Date. Neither the Seller Parties nor the Purchaser shall take any position inconsistent with the preceding sentence on any Tax Return. In any case where Applicable Law does not permit the Company to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day), then Taxes, if any, attributable to the taxable period of the Company beginning before and ending after the Closing Date shall be allocated (i) to the Seller for the period up to and including the Closing Date, and (ii) to the Purchaser for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any period beginning before and ending after the Closing Date shall be prepared by the Purchaser. For purposes of the preceding sentence, Taxes for the period up to and including the Closing Date and for the period subsequent to the Closing Date shall for all Taxes based on income or gross receipts (which Taxes shall include, for the avoidance of doubt, sales and use Taxes and withholding Taxes) be determined on the basis of an interim closing of the books as of the close of business at the Closing Date as if such taxable period consisted of one taxable period ending on and including the Closing Date followed by a taxable period beginning the following day (or under such other reasonable method as the parties may agree), and for all other Taxes on a pro rata daily basis of the reporting period on which the tax is calculated. For purposes of this subparagraph (iv), exemptions, allowances, or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis, and any Tax payments made on or before the Closing Date by the Company with respect to the Straddle Period shall be credited against Seller’s Taxes. The Purchaser shall provide the Seller Parties with a schedule showing the computation of the allocation at least thirty (30) days prior to the due date for filing a Tax Return which includes the Closing Date. The Seller Parties shall have the right to review such schedule, and the Purchaser and Seller Parties shall attempt in good faith mutually to resolve any disagreements regarding the determination of such allocation. Any disagreements regarding such determination shall be resolved pursuant to Section 9.10(i). Any amount owing from the Seller under this Section 9.10(c)(iv) shall be paid no later than five (5) days prior to the filing of the underlying Tax Return unless disputed, and if so, promptly after final resolution of such dispute.
          (d) Cooperation with Respect to Tax Returns. The Purchaser and the Seller Parties agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Company as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. The Purchaser or the Company shall retain in its possession, and shall provide the Seller Parties reasonable access to (including the right to make copies of), such supporting books and records and any other materials that the Seller Parties may specify with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired. After such time, the Purchaser may dispose of such material, provided that prior to such disposition the Purchaser shall give the Seller Parties a reasonable opportunity to take possession of such materials.

          (e) Tax Audits.
          (i) The Purchaser shall promptly within thirty (30) days of receipt notify Shareholders’ Representative of receipt by the Purchaser or any Affiliate of the Purchaser (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which the Seller Parties may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). The Shareholders’ Representative, at its sole expense, shall have the authority to represent the interests of the Company with respect to any Tax Matter before the IRS, any other Taxing Authority or Governmental Body and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, however, that neither the Shareholders’ Representative, the Seller Parties nor any of their Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the Tax liability of the Purchaser, the Company or any Affiliate of the foregoing for any period ending after the Closing Date, including, in the case of a taxable period beginning on or before the Closing Date and ending after the Closing Date (an “Overlap Period”) the portion of such taxable period that is after the Closing Date, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. The Shareholders’ Representative shall keep the Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Seller Parties shall, in good faith, allow the Purchaser, to make comments to the Shareholders’ Representative, regarding the conduct of or positions taken in any such proceeding.
          (ii) Except as otherwise provided in Sections 9.10(e)(i) and 9.10(e)(iii), the Purchaser shall have the sole right to control any audit or examination by any Taxing Authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company for all taxable periods; provided, however, that the Purchaser shall not, and shall cause its Affiliates (including the Company) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date without the prior written consent of Shareholders’ Representative, which consent shall not be unreasonably withheld or delayed.
          (iii) Notwithstanding Section 9.10(e)(ii) above, the Purchaser shall have the sole right to control any audit or examination by any Taxing Authority, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes arising from Asset Sale treatment as contemplated by this Agreement; provided, however, that the Purchaser shall (A) promptly within thirty (30) days of receipt notify the Shareholders’ Representative of receipt by the Purchaser of written notice of any inquiries, claims, assessments, audits or similar events with respect to Asset Sale treatment, (B) keep the Shareholders’ Representative fully and timely informed and apprised with respect to the commencement, status (including any waivers or extensions of any statutes of limitations) and nature of any inquiries, claims, assessments, audits or similar events arising from Asset Sale treatment and (C) provide the Shareholders’ Representative with copies of, and the reasonable opportunity to comment on, any submissions to any Taxing Authority relating to any audit or examination (and, if applicable, to attend, with the Purchaser, any meetings or conferences with such Taxing Authority) arising from Asset Sale treatment as contemplated by this Agreement.
          (f) Refund Claims. Except as otherwise provided in Section 9.10(g), to the extent any determination of Tax liability of the Company, whether as the result of an audit or examination, a claim for refund, the filing of an amended return or otherwise, results in any refund of Taxes paid attributable to (i) any period which ends on or before the Closing Date or (ii) any period which includes the Closing Date but does not begin or end on that day, any such refund shall belong to the Seller, provided that in the case of any Tax refund described in clause (ii) of this Section 9.10(f), the portion of such Tax refund which shall belong to the Seller shall be that portion that is attributable to the portion of that period which ends on the Closing Date (determined on the same basis as the same Tax would have been allocated between the parties), and the Purchaser shall promptly pay any such refund, and the interest actually received thereon, to the Seller upon receipt thereof by the Purchaser. Any and all other refunds shall belong to the Purchaser.
          (g) Transfer Taxes. All sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including real property transfer gains taxes, UCC-3 filing fees, Federal Aviation Administration, Interstate Commerce Commission, Department of Transportation, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) as levied by any Taxing Authority or Governmental Body shall be borne (i) fifty percent (50%) by the Seller and (ii) fifty percent (50%) by the Purchaser.
          (h) Certain Filings. In connection with the Transactions, the Seller Parties hereby agree to file all necessary Tax Returns with respect to all Taxes in connection with the Transactions in a timely manner as required to be filed by them pursuant to applicable Tax law.
          (i) Disputes. Except as otherwise provided herein, any dispute as to any matter covered hereby shall be resolved by an independent accounting firm mutually acceptable to the Seller Parties and the Purchaser. The fees and expenses of such accounting firm shall be borne equally by the Seller Parties and the Purchaser.
          (j) Sole Remedy. The indemnification provided for in this Section 9.10 for Taxes shall be the sole remedy for any claim in respect of Taxes and the provisions of Sections 9.1 through 9.9 hereof shall not apply to such claims.

          (k) Time for Claims. Any claim for indemnity under this Section 9.10 may be made at any time prior to sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic of permissive).
          (l) Amended Tax Returns. Neither the Seller Parties nor the Company shall file or cause to be filed any amended Tax Return or claim for refund (other than, in the case of the Seller Parties, Income Tax Returns, or any claim for a refund of Income Taxes, that will not have an effect on the Tax liabilities of the Company or the Purchaser for any taxable period ending after the Closing Date) without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.
          (m) Prior Tax Agreements. The Seller Parties shall terminate or cause to be terminated any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between the Seller Parties or any predecessors or Affiliates thereof, on the one hand, and the Company, on the other hand, for all Taxes imposed by any Governmental Body or Taxing Authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.
          9.11 Indemnification for Disallowed Purchaser Asset Sale Treatment. In lieu of any other claim or right of indemnification of the Purchaser Indemnified Parties, for amounts attributable to the partial allowance, or the disallowance of Asset Sale treatment, set forth herein, in the event that a Taxing Authority disallows or does not fully allow (each such amount a “disallowed amount”) Asset Sale treatment as contemplated by this Agreement, or such treatment is allowed as to none or only a portion of the Company’s assets, the Seller Parties shall pay to the Purchaser an amount which is equal to the product of (i) the amounts paid to the Seller Parties pursuant to Sections 2.1(a)(iii) and 2.1(b)(iii) for the Tax benefits derived from Asset Sale treatment with respect to such Taxing Authority and (ii) the fraction in which the numerator equals the amount of the total Income Tax benefits finally disallowed by such Taxing Authority and the denominator equals the total Income Tax benefits claimed from such Taxing Authority by the Purchaser from such treatment of the sale of Shares as an Asset Sale for Income Tax purposes.
          9.12 Tax Treatment of Indemnity Payments. To the extent permitted by Applicable Law, the Seller Parties and the Purchaser agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for U.S. federal, state, local and foreign income tax purposes.

ARTICLE X
MISCELLANEOUS
          10.1 Certain Definitions.
          (a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:
          “Accounting Referee” shall have the meaning set forth in Section 2.5(b)(iii).
          “Acquisition Proposal” shall have the meaning set forth in Section 6.5(b).
          “Acquisition Transaction” shall have the meaning set forth in Section 6.5(a).
          “Advisers Act” shall have the meaning set forth in Section 5.8.
          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through owners of voting securities, by contract or otherwise.
          “Agreed Principles” shall have the meaning set forth in Section 2.5(a).
          “Agreement” shall have the meaning set forth in the Preamble.
          “AIM” shall have the meaning set forth in Section 2.5(c)(ii).
          “Applicable Law” means all provisions applying to a Person or its property of: (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, decisions, releases, interpretations, codes or orders of a Governmental Body having jurisdiction over the Person including Applicable Securities Law; (ii) Permits; and (iii) orders, decisions, injunctions, judgments, stipulations, awards and decrees of or agreements with a Governmental Body having jurisdiction over the Person.
          “Applicable Non-Compete Period” means a period of two years from and after the Closing Date.
          “Applicable Securities Law” means the Advisers Act, the Investment Company Act, the Exchange Act, the Securities Act, ERISA, applicable securities laws of the United Kingdom, AIM rules and regulations, applicable state blue sky laws and securities regulations and the other Applicable Laws relating to securities, commodities, broker-dealers, investment companies, investment advisers or employee benefits.
          “Asset Sale” means the treatment of the transaction contemplated herein as a sale of assets for Income Tax purposes pursuant to Section 9.10(b).

          “Asset Sale Benefit Computation Statement” shall have the meaning set forth in Section 2.7(b).
          “Asset Sale Variable Benefit” shall have the meaning set forth in Section 2.7(b).
          “Associated Person” of a Person means (i) such Person’s Affiliate, (ii) such Person’s immediate family member, (iii) an Affiliate of such Person’s immediate family member, and (iv) a trust which is solely or primarily for the benefit of that Person or his or her Associated Persons.
          “AUM” means, at any time, assets of any Client or attributable to the Business that at such time are under management by Company, or its successor, as adviser or sub advisor, and with respect to which Company, or its successors, is entitled to receive investment management and/or investment advisory fees (including subadvisory fees).
          “Balance Sheet Date” means December 31, 2007.
          “Business” means providing investment advisory and related services to various clients, including separately managed fixed income accounts.
          “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
          “CFA Institute Guidelines” means any guideline, code of ethics, rule or other standard sponsored or promulgated by the CFA Institute (formerly the Association of Investment Management and Research (AIMR), including the Global Investment Performance Standards, and any amendments or changes thereto.
          “Claim” shall have the meaning set forth in Section 9.6(a).
          “Class A Shares” shall have the meaning set forth in the Preamble.
          “Clients” means the Company’s investment management, advisory or subadvisory clients (including SMA Account clients, the ERISA Clients and other Company Products). Without limiting the foregoing, “Client” shall also include wrap program sponsors and any other Person considered to be a “client” of Company as that term is defined in the Advisers Act.
          “Closing” shall have the meaning set forth in Section 3.1.
          “Closing Date” shall have the meaning set forth in Section 3.1.
          “Closing Payment” shall have the meaning set forth in Section 2.1(a).
          “Closing Net Retained Earnings” means the amount of the Retained Earnings less the Current Liabilities Adjustment Amount, if any.

          “COBRA” shall have the meaning set forth in Section 4.15(p).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Common Shares” shall have the meaning set forth in the Preamble.
          “Company” shall have the meaning set forth in the Preamble.
          “Company Plans” shall have the meaning set forth in Section 4.15(a).
          “Company Products” shall have the meaning set forth in Section 4.14(i).
          “Company Property” and “Company Properties” shall have the meanings set forth in Section 4.12(a).
          “Company Revenue” shall have the meaning set forth in Section 2.6(a)(i).
          “Company’s Regulatory Filings” shall have the meaning set forth in Section 4.20(b).
          “Company Transaction Costs” shall have the meaning set forth in Section 2.3(b).
          “Competing Business” shall have the meaning set forth in Section 6.11(c)(i).
          “Confidential Information” shall have the meaning set forth in Section 6.11(b).
          “Consent” means any consent, approval, authorization, waiver, Permit, grant, franchise, concession, agreement, license, exemption or Order of, registration, certificate, declaration or filing with, or report or notice to, a Person, including any Governmental Body (which, with respect to Investment Advisory Contracts, shall be solicited and obtained in accordance with Section 6.3(a)).
          “Continuing Employees” shall have the meaning set forth in Section 6.12.
          “Contract” shall have the meaning set forth in Section 4.14.
          “Copyright” means copyrights and registrations and applications therefor, works of authorship and mask work rights.
          “Current Liabilities” means the amount of the Company’s Current Liabilities (as such term is defined by GAAP) on the Closing Date less any amounts included therein which have correspondingly reduced the amount of the Retained Earnings on a dollar-for-dollar basis.
          “Current Liabilities Adjustment Amount” means the amount by which the Current Liabilities exceeds $150,000.
          “Deferred Payment” shall have the meaning set forth in Section 2.1(b).

          “Designated Field” shall have the meaning set forth in Section 6.11(c)(v).
          “Documents” means all files, documents, instruments, papers, books, reports; records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.) and other similar materials related to the Business and the Purchased Assets in each case whether or not in electronic form.
          “Employment Agreement” means the employment agreements in substantially the form of Exhibits E-1 through E-5.
          “Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law or other legal requirement, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.
          “ERISA” shall have the meaning set forth in Section 4.15(a).
          “ERISA Affiliate” shall have the meaning set forth in Section 4.15(a).
          “ERISA Client” means each Client that has represented to the Company that it is an “employee benefit plan,” as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, or a Person acting on behalf of such a plan.
          “Estimated Closing Statement” shall have the meaning set forth in Section 2.5(a).
          “Estimated Net Retained Earnings” shall have the meaning set forth in Section 2.5(a).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.
          “Final Asset Sale Variable Benefit” means the Asset Sale Variable Benefit as calculated pursuant to the formula set forth on Schedule 2.7.
          “Final Closing Statement” shall have the meaning set forth in Section 2.5(b)(i).

          “Final Company Revenue” means the Company Revenue (A) as shown in the Purchaser’s calculation delivered pursuant to Section 2.6(a)(i) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.6(a)(ii), or (B) if such a notice of disagreement is delivered, (x) as agreed by the Purchaser and the Shareholders’ Representative pursuant to Section 2.6(a)(iii), or (y) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.6(a)(iii); provided, however, that in no event shall the Final Company Revenue be more than the Shareholders’ Representative’s calculation of Company Revenue delivered pursuant to Section 2.6(a)(ii) or less than the Purchaser’s calculation of Company Revenue delivered pursuant to Section 2.6(a)(i).
          “Final Net Retained Earnings” shall have the meaning set forth in Section 2.4(b)(iv).
          “Financial Statements” shall have the meaning set forth in Section 4.7(a).
          “Fixed Deferred Payment” shall have the meaning set forth in Section 2.1(b)(i).
          “Fundamental Representations” shall have the meaning set forth in Section 9.1.
          “Fund” means a limited partnership, limited liability company or other entity formed for the purpose of conducting investing activities.
          “GAAP” means generally accepted United States accounting principles as of the date hereof.
          “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
          “Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation.
          “Holders” shall have the meaning set forth in Section 2.3(a).
          “Income Statement” shall have the meaning set forth in Section 2.6(a)(i).
          “Income Taxes” means Taxes based upon net income, net profits or gains.
          “Indebtedness” means, with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property, (iii) all other indebtedness of such Person evidenced by notes, bonds, debentures or finance leases (other than any Real Property Leases for and to the extent of any rent due and owing thereunder from and after the Closing Date) and (iv) all Indebtedness of others referred to in clauses (i) through (iii) above guaranteed directly or indirectly in any manner by such Person. “Indemnification Cap” shall have the meaning set forth in Section 9.4(b).
          “Indemnified Party” or “Indemnified Parties” means the Person or Persons who claim to be or is or are, as the case may be, entitled to indemnification pursuant to Section 9.2 or 9.3.
          “Indemnifying Party” means the Person from whom indemnification is claimed by an Indemnified Party.
          “Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).
          “Investment Advisory Contracts” shall have the meaning set forth in Section 4.14.
          “Investment Company Act” shall have the meaning set forth in Section 5.8.
          “IRS” means the United States Internal Revenue Service or any successor.
          “Knowledge of the Seller Parties” means the actual knowledge of Robert E. Kelly, Jr., Robert J. Seifert, Robert P. Brooks, Norman E. Sidler and Kent J. White, in each case after due and diligent inquiry.
          “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.
          “Liability” means any claim, Indebtedness, cost, expense, duty, loss, fine, demand, royalty, fee, deficiency, or obligation or other liability of any kind whatsoever, whether absolute, contingent, accrued, fixed, conditional, known or unknown, determined or determinable, due or to become due, or otherwise.
          “Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever, other than statutory liens, liens for Taxes that are not yet due and payable or for Taxes that are being contested in good faith.
          “Losses” means any and all losses, Liabilities, obligations, damages, deficiencies, assessments and judgments, and all costs, expenses (including reasonable attorneys’ and other professionals’ fees and disbursements), interest, penalties, and fines incident thereto but shall specifically exclude consequential damages, special damages and any multiple of damages (other than such damages payable by an Indemnified Party to or for the benefit of a third party).
          “Mark” means all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.

          “Material Adverse Effect” means any change, effect, circumstance, development, event, occurrence or state of facts that, individually or in the aggregate, (a) is or could reasonably be expected to be materially adverse to or have a material adverse effect on the Company’s business, assets, Liabilities, properties, results of operations or condition (financial or otherwise), or (b) that does or could be reasonably expected to materially impair the ability of the Company or any Seller Party to consummate the Transactions or perform its obligations under this Agreement or, in the case of a Seller Party, any of the Shareholder Documents; provided, however, that a “Material Adverse Effect” does not include any change, effect, circumstance, development, event, occurrence or state of facts caused by a change in (i) economic conditions affecting the United States economy as a whole, (ii) the general financial market conditions in the United States (including changes in interest rates or prices of securities generally), or (iii) Applicable Law in existence as of the date of this Agreement which change is applicable generally to investment advisers registered under the Advisers Act, in each case, which affects companies in the same sector, or similarly situated individuals, in a similar fashion and does not affect the Company or any Seller Party, as applicable, disproportionately compared with such other companies or individuals.
          “Multiemployer Plan” shall have the meaning set forth in Section 4.15(a).
          “Net Present Value of Tax Benefits” means the net present value of any marginal Income Tax benefits projected to be realized by the Purchaser or the Company as a result of the Asset Sale, calculated in accordance with U.S. federal income tax law using the methodologies set forth herein. Such net present value shall be determined by discounting from the dates of deemed realization of the Income Tax benefits back to the Closing Date (or to the date of payment of the applicable Deferred Payment in the case of additional marginal Income Tax benefits arising from such Deferred Payments) utilizing a ten percent (10%) per annum discount rate. The marginal Income Tax benefits shall be deemed to be the projected decrease in Income Tax liability currently and over time due to the increase of the basis of the assets of the Company for Income Tax purposes utilizing a 40.135% combined U.S. federal and state Income Tax rate and the allocation of the Purchase Price among the assets of the Company as set forth in Section 2.8. For purposes of discounting such Income Tax benefits to net present value, such Income Tax benefits shall be deemed to be realized by the Purchaser on the scheduled due dates of its federal estimated Income Taxes for each applicable year during which the Income Tax benefits are projected to be realized.
          “NIS Funds” shall have the meaning set forth in Section 4.14(a)(i).
          “Non-Voting Common Shares” shall have the meaning set forth in Section 4.3(a).
          “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.
          “Ordinary Course of Business” means the ordinary and usual course of day to day operations of the Business as conducted prior to the Closing.
          “Overlap Period” shall have the meaning set forth in Section 9.10(e)(i).

          “Patent” means all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon.
          “Payoff Amount” shall have the meaning set forth in Section 2.3(a).
          “PBGC” shall have the meaning set forth in Section 4.13(i).
          “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of any Governmental Body.
          “Permitted Activity” means (a) investment advisory services provided to members of a Non-Compete party’s family (including trusts of which they are the sole beneficiaries) for which no advisory fee is paid; (b) acting as trustee for trusts, and providing investment advisory services to not-for-profit clients for which no advisory fee is paid; (c) charitable and non-profit endeavors and teaching positions and writing and publishing books and/or journal articles; and (d) attending conferences and participating in panel discussions on investment advisory services.
          “Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; (ii) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the property so encumbered or the Company; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Company Property subject thereto or affected thereby.
          “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
          “Personal Property Leases” shall have the meaning set forth in Section 4.12(a).
          “Purchase Price” shall have the meaning set forth in Section 2.1.
          “Purchaser” shall have the meaning set forth in the Preamble.
          “Purchaser Common Stock” shall have the meaning set forth in Section 2.6(c).
          “Purchaser Documents” shall have the meaning set forth in Section 5.2.
          “Purchaser Indemnified Parties” shall have the meaning set forth in Section 9.2(a).

          “Real Property Lease” shall have the meaning set forth in Section 4.11(a).
          “Representatives” shall have the meaning set forth in Section 6.5(a).
          “Retained Earnings” means the amount of the Company’s Retained Earnings (as such term is defined by GAAP and determined in accordance with Schedule 2.5(a)) on the Closing Date.
          “Revenue Computation Statement” shall have the meaning set forth in Section 2.6(a)(i).
          “Schedule Update” shall have the meaning set forth in Section 6.8(a).
          “SEC” means the United States Securities and Exchange Commission or any successor.
          “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.
          “Seller Documents” shall have the meaning set forth in Section 4.2.
          “Seller Parties” shall have the meaning set forth in the Preamble.
          “Shareholder Documents” shall have the meaning set forth in Section 4A.2.
          “Shareholder Indemnified Parties” shall have the meaning set forth in Section 9.3.
          “Shareholder Release” shall have the meaning set forth in Section 6.7.
          “Service Providers” shall have the meaning set forth in Section 2.3(b).
          “Shares” shall have the meaning set forth in the Recitals.
          “SMA Account” means a wrap fee account, separately managed account or other investment account advised or subadvised by the Company.
          “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.
          “State” means a state of the United States, the District of Columbia, the Commonwealth of Puerto Rico or a possession or territory of the United States.

          “Shareholders’ Representative” shall have the meaning set forth in Section 10.11.
          “Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.
          “Tax Matter” shall have the meaning set forth in Section 9.10(e)(i).
          “Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.
          “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all U.S. federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group.
          “Taxing Authority” means any Governmental Body or agency, instrumentality or employee thereof charged with the administration of any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to Taxes.
          “Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein.
          “Threshold Amount” shall have the meaning set forth in Section 9.4(a).
          “Title IV Plans” shall have the meaning set forth in Section 4.15(a).
          “Trade Secret” means discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and Confidential Information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company used in connection with the Business, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents.
          “Transactions” means the transactions contemplated by this Agreement and by any documents delivered in connection with this Agreement.

          “Variable Deferred Payment” shall have the meaning set forth in Section 2.6(b).
          “Voting Common Shares” shall have the meaning set forth in Section 4.3(a).
          “WARN” shall have the meaning set forth in Section 4.17.
          (b) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
          Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
          Dollars. Any reference in this Agreement to $ means U.S. dollars.
          Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. All references in this Agreement to any “Exhibit” or “Schedule” are to the corresponding Exhibit or Schedule of this Agreement unless otherwise specified.
          Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural, and vice versa.
          Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
          Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
          Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
          (c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

          10.2 Expenses. Except as otherwise provided in this Agreement, the Seller Parties and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
          10.3 Specific Performance. The Seller Parties acknowledge and agree that the breach of this Agreement will cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Seller Parties under this Agreement, including the Seller Parties’ obligation to sell the Shares to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.
          10.4 Further Assurances. The Seller Parties and the Purchaser each agrees to execute and deliver such other documents or agreements and to use commercially reasonable efforts to take, or cause to be taken, such other actions and to do, or cause to be done, all other things, in each case necessary or desirable for the implementation of this Agreement and the consummation of the Transactions.
          10.5 Submission to Jurisdiction; Consent to Service of Process.
          (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the Sarasota County in the State of Florida over any dispute arising out of or relating to this Agreement or any of the Transactions and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.8.
          10.6 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
          10.7 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.
          10.8 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method with confirmation of successful delivery; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to a party at the following address (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):
If to the Seller, to:
NIS Holdings Inc.
c/o Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, WI 53202
Attention: Lloyd Dickinson
Facsimile: (414) 297-4900
If to any Shareholder, to the Shareholders’ Representative at the address below
With a copy (which shall not constitute notice) to:
Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, WI 53202
Attention: Lloyd Dickinson
Facsimile: (414) 297-4900
If to the Shareholders’ Representative, to:
Robert E. Kelly, Jr.
HOME ADDRESS APPEARS IN ORIGINAL

With a copy (which shall not constitute notice) to:
Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, WI 53202
Attention: Lloyd Dickinson
Facsimile: (414) 297-4900
If to the Purchaser, to:
Titanium Asset Management Corp.
2 North Tamiami Trail
Suite 1200
Sarasota, FL 34236
Attention: John Sauickie
Facsimile: (941) 827-9772
With a copy (which shall not constitute notice) to:
Orrick, Herrington & Sutcliffe LLP
Tower 42, Level 35
25 Old Broad Street
London, EC2N 1HQ
DX: 557 London/City
United Kingdom
Attention: Lena Hodge
Facsimile: +44 20 7628 0078
and
Orrick, Herrington & Sutcliffe LLP
666 Fifth Avenue
New York, NY 10103
Attention: R. King Milling, Jr., Esq.
Facsimile: (212) 506-5151
          10.9 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.
          10.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller Parties or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including the Purchaser’s rights to purchase the Shares and the Purchaser’s rights to seek indemnification hereunder) to any Affiliate of the Purchaser. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.
          10.11 Appointment of Shareholders’ Representative.
          (a) Each of the Seller Parties hereby appoints Robert E. Kelly, Jr. (in such capacity, the “Shareholders’ Representative”) as the attorney-in-fact of such Seller Party, with full power and authority, including power of substitution, acting in the name of and for and on behalf of such Seller Party to amend or waive any provision of this Agreement (including the waiver of any breach by the Purchaser or the waiver of any condition precedent to Closing) or to terminate this Agreement pursuant to the provisions of Section 3.2, and to do all other things and to take all other action under or related to this Agreement which, in the sole and absolute discretion of the Shareholders’ Representative, the Shareholders’ Representative considers necessary or proper, to receive and/or deliver any and all notices required to be delivered or sent by such Seller Party or the Shareholders’ Representative pursuant to this Agreement and to represent the Seller Parties in, control the disposition of or otherwise resolve, any dispute with the Purchaser over any aspect of this Agreement (including any Closing Retained Earnings as of the Closing Date dispute or indemnification obligations hereunder), and on behalf of such Seller Party to enter into any agreement, instrument or other document to effectuate any of the foregoing, which shall have the effect of binding such Seller Party as if such Seller Party had personally entered into such agreement, instrument or document. This appointment and power of attorney shall be deemed to be coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or bankruptcy, liquidation or dissolution of any Seller Party, or the occurrence of any other event or events, and none of the Seller Parties may terminate this power of attorney with respect to any Seller Party or such Seller Party’s successors, assigns, beneficiaries, or heirs without the prior written consent of the Purchaser. The Purchaser and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Shareholders’ Representative as the action of each Seller Party, and the Seller Parties as a group, in all matters referred to herein, and each Seller Party hereby authorizes and ratifies all that the Shareholders’ Representative shall do or cause to be done by virtue of its appointment of Shareholders’ Representative. All actions by the Shareholders’ Representative (in his or its capacity as such) are acknowledged by the parties to be taken by it solely as agent and attorney-in-fact for each Seller Party.
          (b) Hold Harmless. Each Seller Party hereby agrees to indemnify and hold the Shareholders’ Representative and his or its agents, assigns and representatives harmless from and against any and all Loss which the Shareholders’ Representative may sustain or incur as a result of or arising out of any action or inaction of the Shareholders’ Representative in his or its capacity as such, or otherwise relating to his or its appointment as Shareholders’ Representative, except to the extent arising out of the gross negligence or willful misconduct of the Shareholders’ Representative.
          (c) Successors. Upon the death, disability or resignation of the Shareholders’ Representative (or its successor), its successor shall be appointed by Robert J. Seifert, and the Shareholders’ Representative or the Seller Parties shall promptly notify the Purchaser and the Seller Parties in writing of any such appointment of a successor.
          10.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Purchaser shall have any liability for any obligations or liabilities of the Purchaser under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
          10.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
          10.14 Electronic Transmissions. Each of the parties hereto agrees that (i) any consent or signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (ii) any such consent or document shall be considered to have the same binding and legal effect as an original document and (iii) at the request of any party hereto, any such consent or document shall be re-delivered or re-executed, as appropriate, by the relevant party or parties in its original form. Each of the parties further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER: TITANIUM ASSET MANAGEMENT CORP.
By:	/s/ John Sauickie
	Name:	John J. Sauickie
	Title:	Chief Executive Officer

SELLER: NIS HOLDINGS INC.
By:	/s/ Robert E. Kelly
	Name:	Robert E. Kelly, Jr.
	Title:	Chairman

COMPANY: NATIONAL INVESTMENT SERVICES, INC.
By:	/s/ Robert E. Kelly
	Name:	Robert E. Kelly, Jr.
	Title:	Chairman and Chief Executive Officer

SHAREHOLDERS:
/s/ Robert E. Kelly
Name: Robert E. Kelly, Jr.

/s/ Robert Seifert
Name: Robert J. Seifert

/s/ Robert P. Brooks
Name: Robert P. Brooks

/s/ Kent J. White
Name: Kent J. White

/s/ William C. Rogalinski
Name: William C. Rogalinski

/s/ Norman E. Sidler
Name: Norman E. Sidler

/s/ Larry H. Haslee
Name: Larry H. Haslee

Solely with respect to his appointment
as the Shareholders’ Representative
pursuant to Section 10.11:

/s/ Robert E. Kelly
Name:	Robert E. Kelly, Jr.

EXHIBIT A
SHARES

EXHIBIT B
FORM OF NOTICE TO CLIENTS WHOSE INVESTMENT ADVISORY CONTRACTS
REQUIRE WRITTEN CONSENT

EXHIBIT C
FORM OF NOTICE TO CLIENTS WHOSE INVESTMENT ADVISORY CONTRACTS
REQUIRE CONSENT

EXHIBIT D
FORM OF SHAREHOLDER RELEASE

EXHIBIT E-1
FORM OF EMPLOYMENT AGREEMENT FOR ROBERT E. KELLY, JR.

EXHIBIT E-2
FORM OF EMPLOYMENT AGREEMENT FOR ROBERT J. SEIFERT

EXHIBIT E-3
FORM OF EMPLOYMENT AGREEMENT FOR ROBERT P. BROOKS

EXHIBIT E-4
FORM OF EMPLOYMENT AGREEMENT FOR NORMAN E. SIDLER

EXHIBIT E-5
FORM OF EMPLOYMENT AGREEMENT FOR KENT J. WHITE

EXHIBIT F
VOTING SUPPORT AGREEMENTS